PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(TO PROSPECTUS DATED JUNE 5, 1998)                    Registration No. 333-56251


                                 800,000 SHARES

                           GOLF TRUST OF AMERICA, INC.
                                     [LOGO]

              9.25% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

         We are Golf Trust of America, Inc., a self-administered real estate investment trust that invests in upscale golf courses in a number of markets across the United States. We are offering to the public 800,000 shares of our Series A Preferred Stock. The terms of our Series A Preferred Stock can be summarized as follows:

- A holder of Series A Preferred Stock may convert his or her Series A Preferred Shares at any time (in whole or in part) into the number of shares of our Common Stock determined by dividing $25.00 (plus any dividends accrued but unpaid in respect of prior dividend periods) by the conversion price of the Series A Preferred Stock, which initially is $26.25 and is subject to standard anti-dilution adjustments. (At the time of issuance, this formula produces a conversion rate of approximately 0.95238 Common Shares for each Series A Preferred Share).

- Dividends will accrue quarterly on each Series A Preferred Share in an amount equal to the greater of (a) $0.578125 per quarter (or $2.3125 per annum which is 9.25% of the $25.00 price to public) or (b) the cash dividend payable on the number of Common Shares into which one Series A Preferred Share may be converted.

- Dividends will accrue on the Series A Preferred Stock from the date of original issuance and will be payable quarterly in arrears, to the extent declared by our Board of Directors.

- The initial dividend payable on July 15, 1999 will include a partial dividend prorated for the period commencing on date we first issue Series A Preferred Stock and ending on June 30, 1999.

- Unless and until we have declared and paid full cumulative dividends on the Series A Preferred Stock (including all accrued but unpaid dividends) we are not allowed to make any dividend or other distribution of cash or property to the holders of our Common Stock.

- We are not allowed to redeem (I.E., buy-back) the Series A Preferred Stock before April 2, 2004, except in certain limited circumstances to preserve our status as a real estate investment trust.

- On or after April 2, 2004, at our option, we may redeem the Series A Preferred Stock in whole but not in part from its holders by paying each holder $25.00 per share, plus any accrued but unpaid dividends through the date of redemption, plus a premium initially equal to 4% of such redemption payment and thereafter declining by 1% each year (such that no redemption premium will be payable on or after April 2, 2008).

- Holders of the Series A Preferred Stock have only limited voting rights.

         The Series A Preferred Stock will not initially be listed on any stock exchange or national market. Our Common Stock is traded on the American Stock Exchange under the symbol "GTA."

         INVESTING IN THE SERIES A PREFERRED STOCK INVOLVES A NUMBER OF RISKS. SEE "ADDITIONAL RISK FACTORS," BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT, AND "RISK FACTORS," BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

         We are offering the Series A Preferred Shares directly to investors (not through any underwriter). BancBoston Robertson Stephens, as Placement Agent, introduced certain prospective purchasers to us. The Placement Agent makes no representation as to the truthfulness or accuracy of any information set forth herein. The Placement Agent will be paid a finder's fee by the Company for its services as described in the following chart:


                                                                PER SHARE              TOTAL
                                                             ----------------       --------------
Price to Public...........................................   $     25.00           $   20,000,000
Placement Agent's Fee ....................................   $      0.625          $      500,000
Company Proceeds*.........................................   $     24.375          $   19,500,000



--------------------------------------------------------------------------------
*   Before deducting expenses payable by us, estimated at $300,000.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          BANCBOSTON ROBERTSON STEPHENS
                                 PLACEMENT AGENT

                    PROSPECTUS SUPPLEMENT DATED APRIL 2, 1999

                                TABLE OF CONTENTS


PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary  ..............................................................................   S-3
Additional Risk Factors  ....................................................................................   S-9
     Portfolio Acquisition Risks  ...........................................................................   S-9
     Market Conditions and the Cost of Financing New Acquisitions
         May Limit Our Growth  Rate  ........................................................................   S-9
     Risks Associated With Entering New Market Areas  .......................................................   S-9
     Absence of a Public Market for the Series A Preferred Stock  ...........................................  S-10
     Common Share Price Fluctuations.........................................................................  S-10
     Risk that our Assets May Be Deemed to be Plan Assets under ERISA  ......................................  S-10
     Risk that Series A Preferred Stock may be an Inappropriate Investment for ERISA Plans...................  S-11
Note Regarding Forward-Looking Statements  ..................................................................  S-11
The Company  ................................................................................................  S-12
Business Strategies and Objectives  .........................................................................  S-14
Recent Developments  ........................................................................................  S-17
Use of Proceeds  ............................................................................................  S-19
Capitalization  .............................................................................................  S-20
The Golf Courses  ...........................................................................................  S-21
Description of the Series A Preferred Stock  ................................................................  S-22
Certain Federal Income Tax Considerations  ..................................................................  S-23
ERISA Considerations  .......................................................................................  S-24
Registration Rights  ........................................................................................  S-26
Supplemental Plan of Distribution  ..........................................................................  S-27
Appendix A:  Form of Articles Supplementary..................................................................   A-1



PROSPECTUS

Available Information........................................................................................     i
Incorporation of Certain Information by Reference............................................................     i
The Company..................................................................................................     1
Risk Factors.................................................................................................     2
Use of Proceeds..............................................................................................    15
Selling Shareholders.........................................................................................    15
Federal Income Tax Considerations............................................................................    16
Plan of Distribution.........................................................................................    31
Description of Capital Stock.................................................................................    33
Description of Debt Securities...............................................................................    42
Description of Warrants......................................................................................    58
Experts  ....................................................................................................    59
Legal Matters................................................................................................    59


                          PROSPECTUS SUPPLEMENT SUMMARY

         THIS SUMMARY HIGHLIGHTS THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO MORE FULLY UNDERSTAND THE COMPANY AND THIS OFFERING, AND BEFORE DECIDING WHETHER TO INVEST IN THE SERIES A PREFERRED STOCK, YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CAREFULLY, AS WELL AS OUR ANNUAL AND QUARTERLY REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE FROM THE COMPANY UPON REQUEST.

                                   THE COMPANY



           We are Golf Trust of America, Inc., a self administered real estate investment trust or REIT which invests in upscale golf courses in a number of markets across the United States. We currently hold a participating interest in 45 golf courses, 41 of which are owned by us and four of which serve as collateral for a participating mortgage which we originated. Our golf courses are located in Florida (14), South Carolina (7), Illinois (4), Ohio (3), Georgia (2), Virginia (2), California (2), Michigan (2), Nebraska (1.5), Texas (1.5), Alabama, Kansas, Kentucky, North Carolina, Missouri, and New Mexico. (Throughout this Prospectus, golf course quantities are stated in terms of 18-hole equivalents, such that one 27-hole facility would be counted as 1.5 golf courses.)

           Our primary goals are to increase cash available for distribution per share and to enhance stockholder value by becoming a leading owner of, and participating in increased revenues from, nationally or regionally recognized golf courses. Our main strategies for such growth are to:

- acquire interests in additional golf courses or portfolios of golf courses that meet our investment criteria; and

- participate in the internal growth and increased revenues of our golf courses.

        Because of the tax rules applicable to REITs, we cannot operate our golf courses. Thus, when we acquire a golf course, we lease it back to an affiliate of the seller or to another qualified operator. In most cases we prefer to lease the golf course back to an affiliate of the seller since we believe that the seller's familiarity with local conditions and the continuity of management facilitates the course's growth and profitability (which we participate in under certain conditions). However, we also have developed strong relationships with multi-course operators who lease a number of our golf courses.

        We hold our golf courses (and conduct other operations) through an operating partnership which we control, Golf Trust of America, L.P. This structure enables us to offer to purchase a golf course in a transaction that may be tax deferred for the seller. That is, we can offer to purchase a golf course for cash, assumption of indebtedness and/or for units of limited partnership interest in the Operating Partnership. The receipt of such Operating Partnership units ("OP Units") by the seller is generally not a taxable event for the seller. The seller can later redeem his OP Units for cash, based on the current market price of our Common Stock (though we may elect to deliver Common Stock instead of cash). The seller generally will not recognize any taxable gain (or loss) on the sale of his golf course until he decides to redeem his OP Units.

        We believe that we have a distinct competitive advantage in the acquisition of upscale golf courses because: (i) we utilize the multiple independent lessee structure described above; (ii) our management has substantial knowledge of, experience in and relationships within, the golf industry; (iii) we have strategic alliances with prominent golf course operators; and (iv) our corporate structure enables us to acquire golf courses in transactions that are tax deferred for the seller.

        Our golf course leases are all participating leases which provide for lease payments of base rent (a fixed amount of rent) and participating rent (an amount of additional rent directly related to the amount of revenue at the golf course).

        We also originated a participating mortgage secured by four golf courses not owned by us. The participating mortgage is structured much like our typical participating lease. That is, the participating mortgage provides for interest payments of base interest (a fixed amount of interest) and participating interest (an amount of interest which is directly related to the amount of revenue at the encumbered golf course). The participating mortgage gives us the right to buy the encumbered golf courses upon the expiration of the term of the mortgage. We may use the participating mortgage structure again to invest in attractive golf courses in circumstances where state tax laws would make our standard sale-leaseback transaction prohibitively expensive.

        We elected to be taxed as a REIT for federal income tax purposes for the year ended December 31, 1997 and have not revoked that election. If we continue to comply with certain REIT requirements under the Internal Revenue Code, then we will generally not be required to pay federal income tax at the corporate level.

        We were incorporated under the laws of the State of Maryland in November 1996. Our principal executive offices are located at 14 North Adger's Wharf, Charleston, South Carolina 29401, and our telephone number is
(843) 723-GOLF (4653). We maintain an internet site at www.golftrust.com. Neither the information contained in our website nor the information contained in the websites linked to our website are a part of this Prospectus Supplement or the accompanying Prospectus.


                               RECENT DEVELOPMENTS

OPERATING RESULTS.

      DISTRIBUTIONS. We declared distributions to stockholders of $1.72 for the year ended December 31, 1998, reducing our payout ratio from 89% of FFO for 1997 to 75% of FFO for 1998.

      FUNDS FROM OPERATIONS. Our Funds from Operations, or FFO, for the year ended December 31, 1998 were $29.8 million, or $2.28 per share, a 23% increase from $16.4 million, or $1.85 per share in the prior year. We believe that FFO is an accurate assessment of our operating performance because FFO measures our ability to incur and service debt and to make capital expenditures.

      RENT AND INTEREST. For the year ended December 31, 1998, rent and interest revenues increased 117% to $44.4 million from $20.5 million for the prior year.

      All FFO per share amounts reported include Common Stock and Common
Stock equivalents (diluted) as well as OP Units convertible into Common
Stock. We calculate FFO in accordance with the resolution adopted by the Board of Governors of NAREIT, the National Association of Real Estate
Investment Trusts, Inc. The NAREIT resolution provides that FFO represents net income (or loss), computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructurings and sales of property, PLUS depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income or any other measurements under GAAP as an indicator of operating performance, or an alternative to net cash flows from operating activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments of indebtedness. Information for the year ended December 31, 1997 is based on the actual results of operations from the commencement of the Company's operations on February 12, 1997 through December 31, 1997, and PRO FORMA results of operations for January 1, 1997 through February 11, 1997.


                                  THE OFFERING


  Securities Offered......................    800,000 shares of our 9.25% Series A Cumulative Convertible
                                              Preferred Stock.

  Price Per Share.........................    $25.00

  Dividends...............................    Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly in arrears on the
                                              15th day of January, April, July and October, commencing on July
                                              15, 1999, to the extent declared by the Board of Directors.  Such dividends will be in an amount per share equal to the greater of:
                                              -        $0.578125 per quarter (or $2.3125 per annum), equal to an
                                                       annual rate of 9.25% of the $25.00 price per share; or
                                              -        the cash dividend (exclusive of non-regular dividends) paid or payable on the number of Common Shares into which a
                                                       Series A Preferred Share is then convertible (determined
                                                       on each of the quarterly dividend payment dates
                                                       referred to above).
                                              The initial dividend will be prorated based on the number of days between issuance of the shares and June 30, 1999, the final day of the fiscal quarter.

  Conversion..............................    The Series A Preferred Stock is convertible at the option of the holder at any time into a number of shares of Common Stock determined by dividing $25.00 (plus any dividends accrued but unpaid in respect of prior dividend periods) by the conversion price of the Series A Preferred Stock, which initially is $26.25 and is subject to standard anti-dilution adjustments.  At the time of issuance, this formula produces a conversion rate of
                                              approximately 0.95238 Common Shares for each Series A Preferred
                                              Share.

  Liquidation Preference..................    Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, a holder of Series A Preferred
                                              Stock will be entitled to receive the greater of:
                                              -        a liquidation preference of $25.00 plus all accrued but
                                                       unpaid dividends; or
                                              -        the amount that he or she would have received as the
                                                       holder of the underlying Common Shares if the Series A
                                                       Preferred Shares had been converted into Common Shares
                                                       immediately prior to the liquidation dissolution or
                                                       winding up.




  Redemption at the Option of the
  Company.................................    Except in certain circumstances relating to the preservation of our status as a REIT (see "Description of Capital Stock--Restrictions on
                                              Ownership" in the accompanying Prospectus), the Series A Preferred
                                              Shares are not redeemable by the Company prior to April 2, 2004.
                                              On and after such date, the Series A Preferred Shares will be redeemable, in whole but not in part, at the option of the Company on 30 days' notice for a cash payment equal to the $25.00, plus accrued and unpaid dividends (whether or not declared) to the redemption date without interest, plus a premium initially equal to
                                              4% of such sum and thereafter declining by 1% each year so no redemption premium is payable on or after April 2, 2008.

  Redemption at the Option of the
  Holder..................................    Upon either (a) a change of control (as defined in the Articles
                                              Supplementary) or (b) a sale, transfer or capital lease of all or substantially all of the assets of the Company, each record holder of Series A Preferred Shares will have the right, but not the obligation, to elect to cause the Company to redeem all of such holder's Series A Preferred Shares for $25.00, plus accrued and unpaid dividends (whether or not declared) to the redemption date without interest.

  Ranking.................................    With respect to the payment of dividends and amounts upon
                                              liquidation, the Series A Preferred Shares will rank senior to the
                                              Common Shares, which are the only equity shares of the Company currently outstanding.  The Company has the right to issue preferred shares that rank junior to, or in parity to, the Series A
                                              Preferred Shares as to the payment of dividends or amounts upon liquidation, dissolution and winding up without the consent of any holder of Series A Preferred Stock.  With the approval of 100% of the Series A Preferred Shares, the Company may issue shares that rank senior to the Series A Preferred Shares as to the payment of dividends or amounts upon liquidation, dissolution and winding up.

  Maturity................................    The Series A Preferred Shares have no stated maturity and will not be entitled to the benefits of any sinking fund or subject to any obligation on the Company to redeem or retire the Series A
                                              Preferred Shares.

  Trading.................................    We do not intend to list the Series A Preferred Shares on any securities exchange or market (except as may be required under the
                                              Registration Rights Agreement) .  Accordingly, it is unlikely that any trading market for the Series A Preferred Shares will develop.
                                              The Common Shares, into which the Series A Preferred Shares are convertible, are listed on the American Stock Exchange under the symbol "GTA."



  Voting Rights...........................    As a holder of Series A Preferred Shares, you will generally have no voting rights except as required by law.  However, if we fail to pay dividends on any shares of Series A Preferred Stock for six or more quarterly periods, the number of directors of Golf Trust will increase by two.  As a holder of Series A Preferred Stock, you will be entitled to vote, separately as a class with the holders of all other series of preferred stock upon which like voting rights have been conferred and are exercisable, for the election of such two additional directors until we have fully paid all dividends on the
                                              Series A Preferred Shares.  In addition, before we can issue any shares that rank senior to the Series A Preferred Stock, we need the approval of holders of 100% of the Series A Preferred Stock.
                                              Similarly, we need the approval of two-thirds of the holders of the
                                              Series A Preferred Stock before we may engage in any capital transaction or financing if, PRO FORMA after giving effect thereto, the Company's ratio of cash flow to fixed charges for each of the four most recent fiscal quarters would be less than 1.75 to 1.
                                              Finally, we are not allowed to alter the terms of certain of our organizational documents in a way that would be adverse to the
                                              Series A Preferred Shares without the approval of two-thirds of the
                                              Series A Preferred Shares.  However, under this rule, neither of the following changes is considered adverse: (a) the creation of further parity stock or junior stock; or (b) any change in connection with a merger so long as we are the surviving company or all outstanding Series A Preferred Shares are exchanged for shares in the surviving corporation with substantially identical rights.

  Transfer and Ownership Limitations.......   Subject to certain exceptions, no person, directly or indirectly, may own more than 9.8% of (i) the number of outstanding Common
                                              Shares or (ii) the number of outstanding Series A Preferred Shares.

  Use of Proceeds.........................    We will contribute all of the net proceeds from this Offering to our Operating Partnership in exchange for 800,000 units of 9.25%
                                              Series A Cumulative Convertible Preferred Limited Partnership
                                              Interest in the Partnership (the "Series A Preferred Units") having distribution, liquidation, redemption and other features identical to the terms of the Series A Preferred Shares.  The Operating
                                              Partnership intends to use all of the net proceeds of the Offering to repay outstanding indebtedness under its credit facility and for working capital.  See "Use of Proceeds."



  RISK FACTORS............................    YOU SHOULD READ THE "ADDITIONAL RISK FACTORS" SECTION, BEGINNING ON
                                              PAGE S-9, AND THE "RISK FACTORS" SECTION, BEGINNING ON PAGE 2 OF
                                              THE ACCOMPANYING PROSPECTUS, AS WELL AS THE OTHER CAUTIONARY
                                              STATEMENTS THROUGHOUT THIS PROSPECTUS SUPPLEMENT AND THE
                                              ACCOMPANYING PROSPECTUS, TO ENSURE THAT YOU UNDERSTAND THE RISKS
                                              ASSOCIATED WITH AN INVESTMENT IN THE SERIES A PREFERRED STOCK.




                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

           The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                                                                 FEBRUARY
                                                                                 12, 1997
                                                              YEAR ENDED            TO
                                                               DECEMBER          DECEMBER
                                                               31, 1998          31, 1997
                                                          ------------------ ----------------
     Ratio ................................................     2.73x              6.45x



         Our consolidated ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing our earnings in the applicable year by our combined fixed charges and preferred stock dividends for the corresponding year. For the purposes of these calculations, our earnings consist of pre-tax income from continuing operations plus fixed charges less capitalized interest. In addition, for the purposes of these calculations, our fixed charges consist of interest expense, capitalized interest and amortized of debt issuance costs.

         Prior to the date of this Offering, we have not issued any preferred shares.

                             ADDITIONAL RISK FACTORS

         INVESTING IN THE SERIES A PREFERRED STOCK INVOLVES A NUMBER OF RISKS. IN ADDITION TO THE RISKS DESCRIBED UNDER "RISK FACTORS," BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE SHARES OF SERIES A PREFERRED STOCK.


MARKET CONDITIONS AND THE COST OF FINANCING NEW ACQUISITIONS MAY LIMIT OUR GROWTH RATE

         The cost of equity and debt financing for new acquisitions has recently been increasing. The increased cost of financing, combined with increases in the sales prices of existing golf courses results in a lower profit margin on new acquisitions. While these market conditions continue, we expect that we may acquire fewer golf courses. If the current market conditions persist for an extended period of time, our current earnings growth rates may decline. As a result, we could experience a material adverse effect on our ability to pay distributions to our stockholders and on the market prices of our equity securities.


RISKS ASSOCIATED WITH ENTERING NEW MARKET AREAS

         Although our historical industry expertise is in the southern and eastern portions of the United States, we have expanded our ownership of golf courses into new market areas in recent months (I.E., the western United States). If appropriate opportunities arise, we may make other selective investments in markets outside of our current markets. Our entry into new markets will require us to apply our experience to these new market areas, but we cannot assure you that our historical expertise will be applicable to new market areas. If we expand into new market areas in the future, we may be exposed to risks associated with:

- a lack of market knowledge and understanding of the local economy, which may cause us to model prospective acquisitions incorrectly;
- an inability to identify appropriate golf course acquisition opportunities;
-        an inability to obtain qualified operators for acquired golf courses;
         and
-        an unfamiliarity with local governmental regulations.


PORTFOLIO ACQUISITION RISKS

         Our business and acquisition strategy may include the acquisition of multiple golf courses in a single transaction in order to reduce acquisition expenses per asset, and to enable us to enlarge our critical mass of assets which provide operating leverage. However, portfolio acquisitions are more complex than single-asset acquisitions, and the risk that a portfolio acquisition will not close may be greater than in a single-asset acquisition. In addition, our costs for a portfolio acquisition that does not close are generally greater than for a single-asset acquisition that does not close. If we fail to close one or more portfolio acquisitions, then our ability to increase our net income will be limited and a charge to earnings for costs related to the failed acquisition(s) may occur. In addition, a portfolio acquisition may require us to own one or more assets which are located in geographically dispersed markets that are geographically removed from our principal markets.

         Another risk associated with portfolio acquisitions is that a seller may require that a group of assets be purchased as a package, even though one or more of the assets in the portfolio does not meet our investment criteria. In such cases, we may attempt to make a joint bid with another buyer, or we may purchase the portfolio of assets with the intent to subsequently dispose of those assets which do not meet our investment criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition may not close, with the adverse consequences described above. In cases where we intend to dispose of assets that we do not wish to own, there can be no assurance as to how quickly we will be able to sell or exchange such asset or assets or the terms on which such asset or assets can be sold or exchanged.


ABSENCE OF A PUBLIC MARKET FOR THE SERIES A PREFERRED STOCK

         The Series A Preferred Stock will be a new issue of securities for which there is no active trading market. We do not intend to apply to have the Series A Preferred Stock listed on the American Stock Exchange or any other exchange or national market (except as may be required under the Registration Rights Agreement). Thus, no trading market for the Series A Preferred Stock is likely to develop and investors in the Series A Preferred Shares may be unable to find a buyer for such shares (without first converting them into Common Stock).


COMMON STOCK PRICE FLUCTUATIONS

         The price of the Series A Preferred Stock may be influenced by the market price for the Common Stock into which it is convertible. A number of factors may adversely influence the price of our Common Stock in the public trading markets, many of which are beyond our control. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of Common Stock to demand a higher annual distribution rate on the price paid for the Common Stock, which could adversely affect the market price of the Common Stock. The market price of the Common Stock may also depend upon the liquidity of such securities, the market for similar securities, general economic conditions and our financial condition, among other considerations.


RISK THAT OUR ASSETS MAY BE DEEMED TO BE PLAN ASSETS UNDER ERISA

         Under the Plan Asset Regulation, promulgated by the Department of Labor under the Employee Retirement Income Security Act of 1974, when "employee benefit plans" (as defined in Section 3(3) of ERISA) or "plans" (as defined in Section 4975 of the tax code) invest in our equity securities, all of our underlying assets are deemed to be assets of such benefit plans, and we become subject to strict fiduciary duties in our management of such assets, unless an exception applies. We expect that benefit plans may purchase shares of Series A Preferred Stock and, thus, that our assets may be deemed to be plan assets unless an exception applies. One exception is for plan investment in a "publicly-offered security." While this exception applies to investments in our Common Stock, we do not expect the Series A Preferred Stock to qualify as a "publicly-offered security" since the Series A Preferred Stock will initially be held by fewer than 100 persons. Another exception is for plan investment in an "operating company," such as a "venture capital operating company." As defined under ERISA, an entity is a "venture capital operating company" if, among other requirements, on certain dates at least 50% of its assets are invested in an operating company over which it has management rights.

         Our Board of Directors intends to take reasonable steps as may be necessary to qualify for one or more of the exceptions available under the Plan Asset Regulation so that our assets are not treated as assets of any investing plan. Specifically, we believe that the Company qualifies, and we intend to cause it to continue to qualify, as a real estate operating company and/or as a venture capital operating company. Due to the nature of our specific investments and our operating structure, though, no assurances can be made that the Company will qualify as either a venture capital operating company or real estate operating company. Moreover, in order to qualify under one of these rules, we may be precluded from making certain investments that might otherwise be suitable or may not be able to dispose of certain assets at the time we would otherwise desire to do so.

         If our assets were determined to be plan assets, in whole or in part, then certain transactions that we might enter into in the ordinary course of business might constitute non-exempt prohibited transactions under ERISA and/or
Section 4975 of the Code and might have to be foregone or rescinded. For example, if we were to engage in a transaction with a party-in-interest with respect to any plan investing in the Series A Preferred Stock, such as the purchase, sale or leasing of real property with a plan sponsor (or an affiliate), the transaction would be prohibited under ERISA and the Code, and we and such plan sponsor could be subject to sanctions.


RISK THAT SERIES A PREFERRED STOCK MAY BE AN INAPPROPRIATE INVESTMENT FOR ERISA PLANS

         In considering an investment in the Series A Preferred Stock, a fiduciary of a profit-sharing, pension stock bonus plan, or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to prohibited transaction provisions of the tax code or the fiduciary responsibility provisions of ERISA (an "ERISA Plan") should consider (a) whether the ownership of shares of Series A Preferred Stock is in accordance with the documents and instruments governing such ERISA Plan; (b) whether the ownership of shares of Series A Preferred Stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of
Section 404 of ERISA; (c) ERISA's prohibitions on improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary; and (d) the need to value the assets of the ERISA Plan annually.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus Supplement and the accompanying Prospectus (including, in each case, the information incorporated in them by reference) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "anticipate," "intend," "estimate," "assume" or other similar expressions.

         YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS BECAUSE THE MATTERS THEY DESCRIBE ARE SUBJECT TO KNOWN (AND UNKNOWN) RISKS, UNCERTAINTIES AND OTHER UNPREDICTABLE FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL. Many relevant risks are described under the caption "Additional Risk Factors" in this Prospectus Supplement and under the caption "Risk Factors" in the accompanying Prospectus, and you should consider the important factors listed there as you read this Prospectus Supplement and the accompanying Prospectus.

         Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We assume no responsibility to update our forward-looking statements.

                                   THE COMPANY

         We are Golf Trust of America, Inc. ("GTA"), a self-administered real estate investment trust ("REIT") formed to capitalize upon consolidation opportunities in the ownership of upscale golf courses throughout the United States. GTA was incorporated in Maryland on November 8, 1996. We hold our golf course interests through Golf Trust of America, L.P., a Delaware limited partnership that is controlled by GTA, and, in one instance, through a wholly-owned subsidiary of Golf Trust of America, L.P. (collectively, the "Operating Partnership"). (In this Prospectus, the term "Company" generally includes GTA, the Operating Partnership, and GTA's two wholly-owned subsidiaries.) Currently, the Company holds participating interests in 45 golf courses (the "Golf Courses"), 41 of which are owned by us and four of which serve as collateral for a 30-year participating mortgage loan made by the Company. The Golf Courses are located in Florida (14), South Carolina (7), Illinois (4), Ohio (3), Georgia (2), Virginia (2), California (2), Michigan (2), Nebraska (1.5), Texas (1.5), Alabama, Kansas, Kentucky, North Carolina, Missouri, and New Mexico. (Throughout this Prospectus Supplement and the accompanying Prospectus, golf course quantities are stated in terms of 18-hole equivalents, such that one 27-hole golf course facility would be counted as 1.5 golf courses.)

         In February 1997, we raised net proceeds of approximately $73.0 million in our initial public offering of Common Stock (the "IPO") and acquired ten golf courses. In November 1997, we raised net proceeds of approximately $82.7 million in a follow-on public offering of Common Stock. Since the IPO, we have acquired interests in 35 additional Golf Courses.

         Because of the tax rules applicable to REITs, we cannot operate our Golf Courses. Thus, when we acquire a Golf Course, we lease it back to an affiliate of the seller or to another qualified operator. In most cases we prefer to lease the Golf Course back to the seller's affiliate since we believe that the seller's familiarity with local conditions and continuity of management facilitates the Golf Course's growth and profitability (which we participate in under certain conditions as described below). However, we also have developed strong relationships with multi-course operators who lease a number of our Golf Courses.

         All of our Golf Course leases are participating leases ("Participating Leases") that require the lessees ("Lessees") to make payments ("Lease Payments") of a fixed amount of base rent ("Base Rent") and a variable amount of additional rent based on growth in revenue at the Golf Courses ("Participating Rent").

         In June 1997, we originated a $78.975 million Participating Mortgage secured by a first lien on the Westin Innisbrook Resort near Tampa, Florida (the "Participating Mortgage"), which includes four Golf Courses. The Participating Mortgage was made to the owner of the Westin Innisbrook Resort, Golf Hosts Resorts, Inc., which is an affiliate of Starwood Capital Group, LLC ("Starwood"). The Westin Innisbrook Resort is a destination golf resort named by ESQUIRE as one of the top 10 resorts in North America. The four Golf Courses at the resort are operated by Troon Management Company, LLC ("Troon Golf"), an affiliate of Starwood. The hotel and conference facilities at the resort are operated by Westin Hotels & Resorts Company ("Westin") pursuant to a long-term management agreement. The Participating Mortgage is structured much like our typical Participating Lease. That is, the Participating Mortgage provides for interest payments of base interest (a fixed amount of interest) and Participating Interest (a variable amount of additional interest based on growth in revenue at the Westin Innisbrook Resort). The Participating Mortgage gives us the right to buy the four encumbered Golf Courses upon the expiration of the term of the Participating Mortgage. Neither the Company nor its executive officers own any interest in, or participate in the management of, the Lessees, Golf Host Resorts, Inc., Troon Golf or Westin.

         We elected to be taxed as a REIT for federal income tax purposes for the year ending December 31, 1997 and have not revoked that election. If we continue to comply with certain REIT requirements under the Internal Revenue Code of 1986, as amended (the "Code"), we will not be required to pay income tax at the corporate level.

         Our executive offices are located at 14 North Adger's Wharf, Charleston, South Carolina 29401 and its telephone number is (843) 723-GOLF
(4653). We maintain an internet site at www.golftrust.com. Neither the information contained in our website nor the information contained in the websites linked to our website are a part of this Prospectus Supplement or the accompanying Prospectus.


THE OPERATING PARTNERSHIP AND OUR SUBSIDIARIES

         GTA has two wholly-owned subsidiaries, GTA GP, Inc. ("GTA GP") and GTA LP, Inc. ("GTA LP"), each of which is a Maryland corporation (collectively, the "Subsidiaries"). The Subsidiaries exist solely to hold GTA's general and limited partnership interests in the Operating Partnership. The Board of Directors of each Subsidiary is comprised of the executive officers of GTA. The Operating Partnership was formed in Delaware in November 1996.

         The Operating Partnership owns the Golf Courses that are subject to the Participating Leases and holds the Participating Mortgage. (In addition, the Operating Partnership owns approximately 95% of the economic interest in a taxable subsidiary formed to hold title to a 14-acre development site adjacent to Sandpiper Golf Course (which is currently subject to a sales agreement), with the balance of the taxable subsidiary owned by Mr. Blair, President of GTA, and Mr. Young, a director of the GTA. We hold this site through a taxable subsidiary because the tax code's REIT rules prohibit such a development site from being owned directly by the Operating Partnership.) Upon completion of this Offering, GTA will hold 59.28% of the common interests and 100% of the preferred interests in the Operating Partnership, through its Subsidiaries. GTA GP is the sole general partner of the Operating Partnership and GTA LP is a limited partner of the Operating Partnership. The other limited partners include the Westin Innisbrook Resort owner and those Golf Course sellers who received units of limited partnership interest in the Operating Partnership ("OP Units") in exchange for the contribution of their Golf Courses to the Company. The limited partners do not have day-to-day control over the Operating Partnership. However, the limited partners are entitled to vote on certain matters, including the sale of all or substantially all of the Company's assets or the merger or consolidation of the Operating Partnership, which decisions require the approval of the holders of at least 66.7% of the common interests in the Operating Partnership (including GTA LP). Mr. Young, a director of the GTA, controls limited partners holding, in the aggregate, 28.74% of the common interests in the Operating Partnership. Each of the limited partners (other than GTA LP) has the right to redeem its OP Units for cash or, at the election of the Company, for shares of Common Stock on a one-for-one basis under certain terms and conditions. Generally, such redemption right (a) may not be exercised during the first year following issuance of the OP Units, (b) is limited to up to 50% of the OP Units during the second year following their issuance and (c) may be exercised as to 100% of the OP Units commencing two years after their issuance.

         The relationship among GTA, its Subsidiaries, the Operating Partnership (including its wholly-owned affiliate) and the limited partners (including many prior owners who contributed their golf courses to the Company and the Westin Innisbrook Resort owner/operator) is described in the following chart (percentage interests are given as of the completion of this Offering):


                                              Golf Trust of
                                              America, Inc.




                                      100% Ownership    100% Ownership

                                        GTA GP, Inc.     GTA LP, Inc.




                                     General Partner     Limited Partner
                                0.2% Common Interest     59.08% Common Interest
                                                         100% Preferred Interest






   Prior Owners,                                   Golf Trust of America, L.P.
  Certain Operators        Limited Partners       (the "Operating Partnership")
   and Management        40.72% Common Interest             45 Golf Courses






                       BUSINESS STRATEGIES AND OBJECTIVES

         Our primary objectives are to increase cash available for distribution per share and to enhance stockholder value. Our main strategies for such growth are to:

- acquire interests in additional golf courses or portfolios of golf courses that meet our investment criteria; and,
- participate in the internal growth or increased revenues at our current Golf Courses and such additional golf courses.


ACQUISITIONS

         We believe that the current market conditions are favorable for the acquisition of participating interests in golf courses at attractive returns. We intend to continue to acquire interests in additional golf courses, potentially including portfolios of golf courses, that meet one or more of the investment criteria discussed below. Currently, ownership of golf courses in the United States is largely fragmented among thousands of small owner/operators. We believe the current lack of consolidation in the golf course industry results from the fact that many golf courses are developed by independent entrepreneurs who lack access to the capital needed to expand their holdings. In addition, many golf course owners have no desire to expand their holdings and instead take great pride in managing the one or two golf courses they personally developed.

         We believe that our multiple financing sources and our ability to attract sellers give us a distinct advantage in the acquisition of upscale golf course interests.

         MULTIPLE FINANCING SOURCES FOR ACQUISITIONS. We have access to a variety of debt financing sources (including an unsecured $200 million credit facility (the "Credit Facility") and equity financing sources (including the issuance of OP Units). Our ability to issue OP Units provides us with a currency that can be used to purchase golf courses in transactions that may be tax deferred for the seller. When the Company acquires a golf course in exchange for OP Units, the golf course seller generally may defer tax recognition of its gain (or loss) on the exchange until the seller redeems its OP Units. Each OP Unit is redeemable for cash in an amount generally equal to the current market price of our Common Stock on the date of redemption. (But we can elect simply to deliver shares of Common Stock instead of cash. Thus, in essence, OP Units are convertible into Common Stock on a one-for-one basis.)

         There can be no assurances that we will have access to sufficient debt and equity financing at attractive prices to allow us to acquire additional golf course interests.

         ABILITY TO ATTRACT SELLERS. We believe that we can attract sellers of golf courses by offering them the following benefits:

- the seller enjoys the tax-deferment associated with OP Unit transactions;
- the seller achieves diversification of its golf course investment (in that the seller contributes its single golf course to the Company in exchange for OP Units which represent an interest in the Company's whole portfolio of Golf Courses).
- the seller retains the ability to control operations at its golf course by leasing it back from the Company (this may be important to a small-to mid-sized entrepreneur whose life's work is invested in his or her golf course);
- the seller receives the right to obtain additional OP Units through exercise of the Lessee Performance Option (discussed below), which can be exercised if the lessee's revenues exceed certain targets; and
- the seller, as lessee, enjoys marketing and purchasing economies of scale gained from participation in the Lessee Advisory Association (discussed below).

         In certain instances, state and federal tax laws make sale-leaseback transactions prohibitively expensive. In those instances, we may enter into another participating mortgage; that is, we would provide financing to the owner of a golf course and, in exchange, the owner would give us a first-lien participating mortgage on the golf course. Any such participating mortgage would provide for interest payments of fixed base interest and variable participating interest based on the amount of revenue at the encumbered golf course. In addition, we would expect any such participating mortgage to enable us to buy the encumbered golf course upon the expiration of the term of the mortgage.


         INVESTMENT CRITERIA. We intend to continue to concentrate our investment activities in upscale golf courses at attractive prices that satisfy one or more of the following criteria:

- upscale daily fee golf courses that target avid golfers willing to pay the premium associated with upscale golf courses;
- private or semi-private golf courses with proven operating histories and a potential for significant cash flow growth;
- resort golf courses with superior facilities and service that attract affluent destination golfers;
-        golf courses which are located near one or more of our current Golf
         Courses;

- golf courses owned by operators who have a strong regional presence and afford us an opportunity to expand in a particular region;
- newly developed, well-designed golf courses with a high potential for growth; and
-        well-maintained golf courses in high barrier-to-entry markets.

         There can be no assurances that we will be able to find additional golf courses that satisfy our investment criteria.

INTERNAL GROWTH

         Based on the experience of our management, we believe there are opportunities for revenue growth through effective marketing and efficient operations at many of the golf courses we acquire. The Participating Leases and the Participating Mortgage have been structured to provide the operators with incentives to manage and maintain the Golf Courses in a manner which increases revenues. We participate in any increased revenues above a defined baseline through the Participating Rent and Participating Interest features of the Participating Leases and the Participating Mortgage, respectively.

         PARTICIPATING LEASES. For each calendar year, the Participating Leases generally require the lessee to pay us the greater of (a) an amount equal to the Base Rent (as adjusted by the Base Rent Escalator (defined below)) for the applicable Golf Course and (b) an amount equal to Base Rent (without adjustment by the Base Rent Escalator) for the applicable Golf Course PLUS the Participating Rent for the applicable Golf Course. The Participating Rent is equal to 33.33% of the difference between the Gross Golf Revenue (defined below) for the current calendar year and the Gross Golf Revenue for the calendar year preceding our acquisition of an interest in the applicable Golf Course, as adjusted in determining the original Base Rent. The Base Rent Escalator is an annual increase of Base Rent by the lesser of (i) 3% and (ii) a multiple of the Consumer Price Index for the prior calendar year. The Base Rent Escalator applies during each of the first five calendar years of the applicable Participating Lease and, if the Lessee Performance Option is exercised, for an additional five years thereafter. However, annual increases in the Lease Payments under the Participating Leases are generally limited to between 5% and 7% during the first five years of each Participating Lease. Gross Golf Revenue is generally defined as all revenues from the Golf Course, including green fees, golf cart rentals, range fees, membership dues, member initiation fees and transfer fees, but excluding food and beverage and merchandise revenue.

         PARTICIPATING MORTGAGE. The $78.975 million Participating Mortgage is similar in structure to the Participating Leases and the Company expects to realize similar returns on the Participating Leases and the Participating Mortgage. Under the Participating Mortgage, the Company made an initial advance of $69.975 million in June 1998 to the borrower, Golf Hosts Resorts, Inc., the owner of the Westin Innisbrook Resort, which serves as collateral for the Participating Mortgage. The initial advance was followed by additional advances in early 1999 of approximately $9.0 million in the aggregate to be used for a nine-hole expansion and other improvements currently underway at the Westin Innisbrook Resort facilities. The loan term is 30 years, with an initial Base Interest rate of 9.63% per annum and an interest rate of 9.75% per annum on the amount of the loan in excess of $69.975 million. The loan provides for minimum increases in the aggregate annual payment of Base Interest of 5% per year for the first five years and a participating interest feature throughout the term based upon the growth in Gross Golf Revenues, as well as in other revenues, at the Westin Innisbrook Resort over a 1996 base year. The annual increases in the mortgage payments are limited to 7% during the first five years. Westin Hotels & Resorts Company, which operates the hotel and conference facilities at the Innisbrook Resort, has agreed to pay up to $2.5 million per year to the borrower for up to five years from the closing of the loan to supplement results of operations with respect to the operations at the Westin Innisbrook Resort.

         PERFORMANCE OPTION FOR THE PARTICIPATING LEASE. The Participating Leases contain provisions designed to encourage the lessees to grow aggressively the revenue of the Golf Courses (the "Performance Option"). Subject to certain qualifications and restrictions, the Performance Option allows the lessee to receive additional OP Units or shares of our Common Stock in exchange for increasing the Base Rent. The Performance Option may be exercised only if the net operating income for the applicable Golf Course (including a reserve for capital expenditures) exceeds 113.5% of the Lease Payment for that Golf Course (after taking account of adjustments for the increased Base Rent). If the Performance Option is exercised, then the Base Rent is increased by an amount which is accretive to our FFO. Following the lessee's exercise of the Performance Option, the adjusted Base Rent will be further increased annually by the Base Rent Escalator for a period of five years. The number of OP Units or shares of our Common Stock that a lessee will receive in connection with its exercise of the Performance Option depends on future events at the applicable Golf Course and, therefore, cannot be determined in advance.
To date, none of the lessees have exercised the Performance Option.

         PERFORMANCE OPTION FOR THE PARTICIPATING MORTGAGE. The structure of the Performance Option for the Participating Mortgage is similar to the Performance Option for the Participating Leases. Subject to certain qualifications and restrictions, under the Performance Option for the Participating Mortgage, during years three and five of the Participating Mortgage, the Westin Innisbrook Resort owner may elect one time to require the Company to make an additional advance (the "Performance Advance") under the Participating Mortgage to fund the purchase of additional OP Units by the Westin Innisbrook Resort owner. The Performance Option for the Participating Mortgage may be exercised only if the then-current-year net operating income of the Westin Innisbrook Resort, inclusive of a capital replacement reserve, exceeds 113.5% of such operator's Participating Mortgage obligation after taking into account the increased amount of Base Interest. If the Performance Advance is made, interest on the Performance Advance will be calculated to be accretive to the Company's Funds From Operations on a per share basis. Following exercise of the Performance Option for the Participating Mortgage, the adjusted Base Interest will be increased by 3% per year for five years. The Westin Innisbrook Resort Owner's ability to exercise the Performance Option will depend on future operating results and therefore cannot be determined in advance.


                               RECENT DEVELOPMENTS

OPERATING RESULTS

         DISTRIBUTIONS. We declared distributions to stockholders of $1.72 for the year ended December 31, 1998, reducing our payout ratio from 89% of FFO for 1997 to 75% of FFO for 1998.

         FUNDS FROM OPERATIONS. Our Funds from Operations ("FFO") for the year ended December 31, 1998 were $29.8 million, or $2.28 per share, a 23% increase from $16.4 million, or $1.85 per share in the prior year. We believe that FFO is an accurate assessment of our operating performance because FFO measures our ability to incur and service debt and to make capital expenditures.

         All FFO per share amounts reported include Common Stock and Common Stock equivalents (diluted) as well as operating partnership (OP) units convertible into Common Stock. We calculate FFO in accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The NAREIT resolution provides that FFO represents net income (or loss), computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructurings and sales of property, PLUS depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income or any other measurements under GAAP as an indicator of operating performance, or an alternative to net cash flows from operating activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments of indebtedness.

         For the year ended December 31, 1998, rent and interest revenues increased 117% to $44.4 million from $20.5 million for the same period last year.

         Information for the year ended December 31, 1997 is based on the actual results of operations from the commencement of the Company's operations on February 12, 1997 to December 31, 1997, and PRO FORMA results of operations for January 1, 1997 to February 11, 1997.


COMPLETED ACQUISITIONS

         For the year ended December 31, 1998 the Company purchased 22 Golf Courses for an aggregate initial investment of approximately $185.7 million in cash and assumption of indebtedness, deferred payments of $2.3 million, the assumption of properties subject to liens of $18.0 million and the issuance of $14.7 million in OP Units (approximately 524,000 OP Units).

         The following table provides certain information about the Company's Golf Course acquisitions in 1998:


                                                                                                  INITIAL
   ACQUISITION                                                                                 INVESTMENT (1)
      DATE                         COURSE NAME                              LOCATION           (IN THOUSANDS)
----------------------------------------------------------------------------------------------------------------
       1/1/98     Bonaventure                                       Fort Lauderdale, FL           $24,500
      1/16/98     Mystic Creek Golf Club & Banquet Center           Dearborn, MI                   10,000
       2/1/98     Emerald Dunes Golf Course                         West Palm Beach, FL            22,400
       3/6/98     Sandpiper Golf Course (2)                         Santa Barbara, CA              36,500
       3/9/98     Persimmon Ridge Country Club                      Louisville, KY                  7,500
      5/22/98     Eagle Ridge Inn & Resort                          Galena, IL                     47,000
      5/29/98     Tierra Del Sol                                    Albuquerque, NM                 3,600
      6/15/98     Silverthorn Country Club                          Brooksville, FL                 4,700
      7/10/98     Polo Trace Golf and Country Club                  Delray Beach, FL               12,300
      7/17/98     Ohio Prestwick Country Club                       Akron, OH                       6,400
      8/31/98     Osage National Golf Course                        Lake of the Ozarks, MO         11,200
      9/15/98     Sweetwater Country Club                           Orlando, FL                     5,000
      9/15/98     Wekiva Golf Club                                  Orlando, FL                     6,500
      9/18/98     Cypress Creek Country Club                        Boynton Beach, FL               4,200
     10/13/98     Cooks Creek Golf Course                           Ashville, OH                    6,100
     12/15/98     Brentwood Golf & Country Club                     White Lake, MI                  7,000
     12/22/98     Palm Desert Country Club                          Palm Desert, CA                 5,800
----------------------------------------------------------------------------------------------------------------

         TOTAL GOLF COURSE INVESTMENTS IN 1998 ............................................      $220,700
                                                                                                 --------
                                                                                                 --------




    (1) Includes cash, assumption of indebtedness, deferred payments, subject liens and the issuance of OP Units (valued at the closing price of our Common Stock on the date of grant).
    (2) Includes adjacent 14 acre development site currently subject to a sales agreement.

LETTERS OF INTENT

         The Company has recently submitted non-binding offers to acquire additional golf courses and is in various stages of discussions to acquire other golf courses. The Company is in various stages of negotiation and due diligence review for each of these golf courses. Completion of these transactions is subject to negotiation and execution of definitive purchase and sale agreements, satisfactory completion of the Company's due diligence review and certain other customary closing conditions. No assurances can be given that the Company will continue to pursue or complete the acquisition of any of these golf courses.


                                 USE OF PROCEEDS

         We estimate that after all anticipated issuance costs we will receive net proceeds from this Offering of approximately $19.2 million. We will contribute all of the net proceeds from the Offering to the Operating Partnership in exchange for 800,000 units of 9.25% Series A Cumulative Convertible Preferred Limited Partnership Interest in the Partnership having distribution, liquidation, redemption and other features identical to the terms of the Series A Preferred Shares. The Operating Partnership intends to use all of the net proceeds to repay outstanding indebtedness under the Credit Facility and for working capital. BankBoston, N.A., one of the lenders under the Credit Facility and an affiliate of the Placement Agent, will receive its proportionate share of such repayment. Because more than 10% of the net proceeds of this Offering may be paid to an affiliate of the Placement Agent, this Offering is being made in compliance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.. See "Supplemental Plan of Distribution."

                                 CAPITALIZATION

         The following table sets forth our actual capitalization as of December 31, 1998 and as adjusted to give effect to this Offering and the use of the net proceeds of this Offering, as described in the section entitled "Use of Proceeds."


                                                               DECEMBER 31, 1998
                                                         -------------------------------
                                                            ACTUAL        AS ADJUSTED
                                                         --------------  ---------------
                                                                 (in thousands)
DEBT:
    Borrowings under the Credit Facility.............      $210,634         $191,434
                                                         --------------  ---------------

MINORITY INTEREST IN OPERATING PARTNERSHIP...........        76,510           76,510
                                                         --------------  ---------------

STOCKHOLDERS' EQUITY:
   Preferred stock, $0.01 par value; 10,000,000 shares
      authorized; 0 (Actual) and 800,000 (As Adjusted)
      shares issued and outstanding at December 31, 1998          0           19,200
   Common Stock, $0.01 par value, 90,000,000 shares
      authorized; 7,637,488 (Actual and As Adjusted)
      shares issued and outstanding at December 31, 1998         76               76
    Additional paid-in capital.......................       120,253          120,253
    Unamortized restricted stock compensation........       (1,533)          (1,533)
    Note receivable from stock sale..................       (3,298)          (3,298)
    Loans to officers................................       (1,893)          (1,893)
    Dividends in excess of accumulated earnings).....       (3,958)          (3,958)
                                                         --------------  ---------------

      Total stockholders' equity.....................       109,647          128,847
                                                         --------------  ---------------

      Total capitalization...........................      $396,791         $396,791
                                                         --------------  ---------------
                                                         --------------  ---------------


                                THE GOLF COURSES

         The following table sets forth certain information about the Golf
Courses:


                                                                           TYPE OF        YEAR        YEAR
NAME                                      LOCATION         YARDAGE(1)       COURSE       OPENED      ACQUIRED
-------------------------------   ---------------------    ----------      -------       ------      --------
Heritage Golf Club                Pawleys Island, SC          7,040         Resort        1986         1997
Legends Golf Resort               Myrtle Beach, SC
   Heathland                                                  6,785         Resort        1990         1997
   Moorland                                                   6,799         Resort        1990         1997
   Parkland                                                   7,170         Resort        1992         1997
Oyster Bay Golf Links             Sunset Beach, NC            6,685         Resort        1983         1997
Woodlands Golf Course             Gulf Shores, AL             6,584         Resort        1994         1997
The Westin Innisbrook Resort      Tampa, FL
   Copperhead                                                 7,087         Resort        1972         1997
   Island Course                                              6,999         Resort        1970         1997
   Eagle's Watch                                              6,245         Resort        1971         1997
   Hawk's Run                                                 6,245         Resort        1971         1997
Eagle Ridge Inn and Resort        Galena, IL
   The General Course                                         6,820         Resort        1997         1998
   North Course                                               6,836         Resort        1977         1998
   South Course                                               6,762         Resort        1984         1998
   East Course                                                2,648         Resort        1991         1998
Northgate Country Club            Houston, TX                 6,540        Private        1984         1997
Club of the Country               Louisburg, KS               6,357        Private        1979         1997
Stonehenge Golf                   Columbia, SC
   Wildewood Country Club                                     6,751        Private        1974         1997
   Country Club of Woodcreek
     Farms                                                    7,002        Private        1997         1997
Persimmon Ridge Golf Club         Louisville, KY              7,129        Private        1989         1998
Silverthorn Country Club          Brooksville, FL             6,827        Private        1994         1998
Prestwick Country Club            Uniontown, OH               7,066        Private        1972         1998
Sweetwater Country Club           Orlando, FL                 6,300        Private        1980         1998
Royal New Kent                    Providence Forge, VA        7,291       Daily Fee       1996         1997
Legends of Stonehouse             Williamsburg, VA            6,963       Daily Fee       1996         1997
Olde Atlanta Golf Club            Atlanta, GA                 6,789       Daily Fee       1993         1997
Tiburon Golf Club                 Omaha, NE                   7,005       Daily Fee       1989         1997
Raintree Country Club             Akron, OH                   6,886       Daily Fee       1992         1997
Eagle Watch Golf Club             Atlanta, GA                 6,896       Daily Fee       1989         1997
Lost Oaks of Innisbrook           Tampa, FL                   6,450       Daily Fee       1977         1997
Black Bear Golf Club              Orlando, FL                 7,002       Daily Fee       1995         1997
Bonaventure                       Ft. Lauderdale, FL
   Green Monster                                              7,011       Daily Fee       1970         1998
   Resort Course                                              6,189       Daily Fee       1978         1998
Mystic Creek Golf Club            Dearborn, Michigan          6,802       Daily Fee       1996         1998
Emerald Dunes Golf Course         West Palm Beach, FL         7,006       Daily Fee       1990         1998
Sandpiper Golf Course             Santa Barbara, CA           7,068       Daily Fee       1972         1998
Tierra Del Sol Golf Club          Balen, NM                   6,351       Daily Fee       1982         1998
Links at Polo Trace               DelRay Beach, FL
   Golf Course                                                7,100       Daily Fee       1989         1998
Osage National Golf               Lake of the Ozarks, MO
   Club                                                       7,150       Daily Fee       1992         1998




--------

1 Yardage is calculated from the championship tees.


Wekiva Golf Course                Orlando. FL                 6,640       Daily Fee       1975         1998
Cypress Creek Course              Boynton Beach, FL           6,808       Daily Fee       1964         1998
Cooks Creek Golf Club             Ashville, OH                7,000       Daily Fee       1983         1998
Brentwood Golf & Country Club     White Lake, MI              6,262       Daily Fee       1995         1998
Palm Desert Country Club          Palm Desert, CA             6,678       Daily Fee       1957         1998




                   DESCRIPTION OF THE SERIES A PREFERRED STOCK


         IN ADDITION TO THE INFORMATION BELOW, YOU SHOULD READ THE GENERAL DESCRIPTION OF THE COMPANY'S CAPITAL STOCK, SET FORTH UNDER THE CAPTION "DESCRIPTION OF CAPITAL STOCK" IN THE ACCOMPANYING PROSPECTUS. THE SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE SERIES A PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE TERMS AND PROVISIONS OF THE COMPANY'S ARTICLES SUPPLEMENTARY (THE FORM OF WHICH APPEARS AS Appendix A TO THIS PROSPECTUS SUPPLEMENT) AND THE COMPANY'S ARTICLES OF INCORPORATION, AS AMENDED, AND BYLAWS, COPIES OF WHICH ARE AVAILABLE FROM THE COMPANY UPON REQUEST.

GENERAL

         The Company's Amended and Restated Articles of Incorporation, as amended, currently authorize the issuance of up to 100,000,000 shares, consisting of 90,000,000 shares of Common Stock ("Common Shares") and 10,000,000 preferred shares, $0.01 par value per share ("Preferred Shares"). The Preferred Shares may be issued from time to time in one or more series, without shareholder approval, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption thereof as shall be established by the Board of Directors. Thus, without shareholder approval, the Company could authorize the issuance of Preferred Shares with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Shares.

         Prior to the closing of the Offering, the Board of Directors will classify and designate 800,000 of the Company's authorized Preferred Shares as Series A Preferred Shares and will authorize the issuance thereof. When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of beneficial interest of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Shares. Unless converted or redeemed by the Company, the Series A Preferred Shares will have a perpetual term, with no maturity.

         The Company does not intend to apply to list the Series A Preferred Shares on any securities exchange or national market (except as may be required under the Registration Rights Agreement). Consequently, it is unlikely that a trading market for the Series A Preferred Shares will ever develop. As described below, the Series A Preferred Shares are convertible into shares of the Company's Common Stock. The Company's Common Stock is listed on the American Stock Exchange under the symbol "GTA." The American Stock Exchange has approved the listing of the Common Shares underlying the Series A Preferred Shares subject only to official notice of issuance.

TERMS AND CONDITIONS

         The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of the Series A Preferred Stock are set forth in the Articles Supplementary, the form of which is included as APPENDIX A to this Prospectus Supplement.


TRANSFER AGENT, REGISTRAR, DIVIDEND DISBURSING AGENT, CONVERSION AGENT AND REDEMPTION AGENT

         The Company will initially act as its own transfer agent, registrar, dividend disbursing agent, conversion agent and redemption agent for the Series A Preferred Shares. The transfer agent, registrar and dividend disbursing agent for the Common Shares is ChaseMellon Shareholder Services, L.L.C., San Francisco, California.

UNDERLYING COMMON STOCK

         The Common Shares issued upon conversion of the Series A Preferred Shares will be issued pursuant to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. The Company will take any other action necessary to ensure that any Common Shares issued upon conversion of Series A Preferred Shares are freely transferable and not subject to any resale restrictions under the Securities Act or any applicable state securities or Blue Sky laws (other than any Common Shares which are held by an "affiliate" (as defined in Rule 144 under the Securities Act)). Certain holders of such underlying Common Stock may have the right to cause the Company to register their shares for resale, see "Registration Rights." The shares of our Common Stock issuable upon conversion of shares of the Series A Preferred Stock are generally described on page 33 of the accompanying Prospectus.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

REDEMPTION OF SERIES A PREFERRED SHARES

         A cash redemption of shares of the Preferred Stock paid to taxable domestic shareholders will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the Company, or (iii) is not essentially equivalent to a "dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares of capital stock (including Common Stock and other equity interests in the Company) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of
Section 302(b) of the Code will be satisfied with respect to any particular holder of the Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the Series A Preferred Stock are advised to consult their own tax advisors to determine such tax treatment at the time of the redemption.

         If a cash redemption of shares of the Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits), and (ii) the holder's adjusted basis in the shares of the Series A Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of Series A Preferred Stock have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

         If a cash redemption of shares of the Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of Series A Preferred Stock for tax purposes will be transferred to the holder's remaining shares of capital stock in the Company, if any.

CONVERSION OF SERIES PREFERRED STOCK INTO COMMON STOCK

         In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the Series A Preferred Stock solely into shares of Common Stock. The basis that a holder will have for tax purposes in the shares of Common Stock received upon conversion will be equal to the adjusted basis for the holder in the shares of Series A Preferred Stock so converted, and, provided that the shares of Series A Preferred Stock were held as a capital asset, the holding period for the shares of Common Stock received would include the holding period for the shares of Series A Preferred Stock converted. A holder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis for tax purposes in the Preferred Stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of Series A Preferred Stock will recognize dividend income to the extent of proceeds received with respect to dividends in arrears on the shares at the time of conversion into Common Stock.

ADJUSTMENTS TO CONVERSION PRICE

         Adjustments in the Conversion Price (or failure to make such adjustments) pursuant to the antidilution provisions of the Series A Preferred Stock or otherwise may result in constructive distributions to the holders of Series A Preferred Stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a holder of Series A Preferred Stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.


                              ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose certain restrictions on (a) employee benefit plans (as defined in section 3(3) of ERISA) and the plans described in section 4975(e)(1) of the Code (collectively, "Plans") such as pension plans, profit-sharing plans, employee benefit plans, retirement plans, individual retirement accounts and Keogh plans,
(b) any entities whose underlying assets include Plan assets by reason of a Plan's investment in such entities ("Plan Asset Entities") and (c) persons who have certain specified relationships to such Plans and Plan Asset Entities ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United

States Supreme Court in JOHN HANCOCK LIFE INS. CO. V. HARRIS TRUST AND SAV. BANK (which is reported at 114 S.Ct. 517 (1993)) an insurance company's general account may be deemed to include assets of the Plans investing in the general account (E.G., through the purchase of an annuity contract), and the insurance company might be treated as a Party-in-Interest or Disqualified Person with respect to a Plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

ACQUIRING AND HOLDING THE SERIES A PREFERRED STOCK

         Any Plan fiduciary that proposes to cause a Plan to purchase the Series A Preferred Stock should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the Series A Preferred Stock is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

         The Placement Agent or certain affiliates thereof may be "Parties-in-Interest" or "Disqualified Persons" with respect to a number of Plans. Accordingly, investment in the Series A Preferred Stock by such a Plan could be deemed to constitute a transaction prohibited under Title I of ERISA or
Section 4975 of the Code (E.G., the direct or indirect transfer to or use by a Party-in-Interest or Disqualified Person of assets of a Plan). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager"; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager"; or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan's investment.

THE TREATMENT OF OUR UNDERLYING ASSETS UNDER ERISA

         The Department of Labor ("DOL") has issued a regulation (which has been compiled at 29 C.F.R. Section 2510.3-101) describing what constitute assets of a plan with respect to a Plan's investment in another entity (the "Plan Asset Regulation"). This regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan purchases an "equity interest" will be deemed for certain provisions of ERISA and Section 4975 of the Code to be assets of the investing Plan unless certain exceptions apply. The Plan Asset Regulation defines an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. The Series A Preferred Shares offered hereby should be treated as "equity interests" for purposes of the Plan Asset Regulation.

         One exception under the Plan Asset Regulation provides that when a Plan invests in an "operating company" the operating company's underlying assets will not be deemed to be Plan assets. "Operating company" is defined by the Plan Asset Regulation to mean a company that is primarily engaged in the production or sale of a product or service other than the investment of capital, but it also is defined to include a company that qualifies as a "venture capital operating company" or a "real estate operating company." To be a "venture capital operating company," an entity must have, on the date of its first long-term investment and on certain annual testing dates thereafter, at least 50% of its assets (other than short term investments pending long-term commitment or distribution to investors), valued at cost, invested in "venture capital investments." A venture capital investment is an investment in an operating company (other than a venture capital operating company) with respect to which the entity has or obtains management rights. To be a "real estate operating company" an entity must have, on the date of its first long-term investment and on certain annual testing dates thereafter, at least 50% of its assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate in such management or development activities. To be a "venture capital operating company" or "real estate operating company," the entity must also, in the ordinary course of business, actually exercise the applicable rights or engage in the management or development activities.

         Another exception under the Plan Asset Regulation provides that an investing Plan's assets will not include any of the underlying assets of an entity if the class of "equity" interests in question is a class of "publicly-offered securities." Publicly-offered securities are securities that are (i) widely held (I.E., held by 100 or more investors who are independent of the issuer and of each other), (ii) freely transferable, and (iii) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act.

         Our Board of Directors intends to take reasonable steps as may be necessary to qualify for one or more of the exceptions available under the Plan Asset Regulation so that our assets are not treated as assets of any investing Plan. Specifically, we believe that Golf Trust of America, Inc. qualifies, and we intend to cause it to continue to qualify, as a real estate operating company and/or as a venture capital operating company. Due to the nature of its specific investments and its operating structure, no assurances can be made, however, that Golf Trust of America, Inc. will qualify as either a venture capital operating company or real estate operating company. Moreover, in order to qualify under one of these rules, we may be precluded from making certain investments that might otherwise be suitable or may not be able to dispose of certain assets at the time we would otherwise desire to do so.

         If our assets were determined to be Plan assets, in whole or in part, there could be a number of adverse consequences under ERISA and the Code. For example, if we were to engage in a transaction with a Party-in-Interest with respect to any plan investing in Series A Preferred Stock, such as the purchase, sale or leasing of real property with a Plan sponsor (or an affiliate), the transaction would be prohibited under ERISA and the Code, and we and such Plan sponsor could be subject to sanctions.

         The sale of the Series A Preferred Stock is in no respect a representation by the Placement Agent, us or any other person that such an investment meets all relevant legal requirements with respect to investments by Plans generally or that such an investment is appropriate for any particular Plans or that an execution from the Plan Asset Regulation is or will be applicable.


                               REGISTRATION RIGHTS

         The Company has agreed to grant certain registration rights to one or more major purchasers of the Series A Preferred Stock and to subsequent holders of such purchasers' shares (collectively, "Holders"). Because of the extent of their holdings, such Holders may be deemed to be affiliates of the Company under Securities Act Rule 144 and thus subject to the resale restrictions imposed by Rule 144 on affiliates. In addition, a large sale by such Holders may be deemed a distribution in need of registration under the Securities Act. To address such concerns, at the closing of this Offering the Company will enter into a Registration Rights Agreement with such purchasers pursuant to which the Company will agree to file a "shelf" registration statement with the Securities and Exchange Commission covering resales from time to time by the Holders of their Series A Preferred Shares and any underlying Common Shares into which their Series A Preferred Shares may have been converted. The Company will agree to keep such registration effective until it is no longer necessary for the unrestricted resale of the Holders' shares. In addition, if at any time the shelf registration is not effective, the Holders will have the right to cause the Company to prepare and file a registration statement covering proposed resales. Finally, such Holders will have the right to include their registrable securities in any new registration proposed by the Company, subject to the prior similar rights of the Operating Partnership's limited partners. This summary of the registration rights is qualified in its entirety by the provisions of the Registration Rights Agreement, a copy of which is available from the Company upon request.


                        SUPPLEMENTAL PLAN OF DISTRIBUTION

         We are offering 800,000 shares of our Series A Preferred Stock directly to one or more investors (the "Offering"). We have engaged BancBoston Robertson Stephens (the "Placement Agent") to act as placement agent in connection with this Offering. We will pay the Placement Agent a finder's fee of $500,000 for its services in connection with the Offering. Such fee represents 2.5% of the gross proceeds of the Series A Preferred Stock sold in this Offering. The Placement Agent did not participate in the drafting of this Prospectus Supplement or the accompanying Prospectus and is not responsible for any of their content.

         The shares of Series A Preferred Stock offered by this Prospectus Supplement and the accompanying Prospectus are new securities with no established trading market. We will not apply to list the Series A Preferred Stock on the American Stock Exchange or on any other securities exchange or national market (except as may be required under the Registration Rights Agreement). Consequently, no public market for the Series A Preferred Stock exists and we do not expect any such market to develop.

         In the ordinary course of their business, the Placement Agent and its affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with us and our affiliates. BankBoston, N.A., an affiliate of BancBoston Robertson Stephens, the Placement Agent, is one of the lenders under our Credit Facility. The net proceeds from this Offering will primarily be used to reduce borrowings under the Credit Facility and, as a result, BankBoston, N.A. will receive its proportionate share of such repayment. See "Use of Proceeds." Because more than 10% of the net proceeds of this Offering may be paid to an affiliate of the Placement Agent, this Offering is being made in compliance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.


                           SUPPLEMENTAL LEGAL MATTERS

         Certain legal matters in connection with this Offering will be passed upon for the Company by O'Melveny & Myers LLP, San Francisco, California, and Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                       [THIS PAGE IS INTENTIONALLY BLANK.]

                                                                      APPENDIX A
                           GOLF TRUST OF AMERICA, INC.

               ARTICLES SUPPLEMENTARY CLASSIFYING AND DESIGNATING
                      800,000 SHARES OF PREFERRED STOCK AS
              9.25% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           AND FIXING DISTRIBUTION AND
                   OTHER PREFERENCES AND RIGHTS OF SUCH SERIES


         Golf Trust of America, Inc., a Maryland corporation, having a principal office in the state of Maryland in the City of Baltimore (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 5 of Article V of the Articles of Amendment and Restatement of the Corporation filed with the Department on January 31, 1997, as amended by the Articles of Amendment of the Corporation, filed with the Department on June 9, 1998 (the "Charter"), and in accordance with Section 2-208 of the Maryland General Corporation Law (the "MGCL") the Board of Directors of the Corporation, by resolution duly adopted on March 25, 1999, has classified 800,000 shares of the authorized but unissued Preferred Stock par value $.01 per share ("Preferred Stock") as a separate class of Preferred Stock, authorized the issuance of a maximum of 800,000 shares of such class of Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Preferred Stock, and pursuant to the powers contained in the Bylaws of the Corporation and the MGCL, appointed a committee (the "Committee") of the Board of Directors and delegated to the Committee, to the fullest extent permitted by the MGCL and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to designating and setting all preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of, such class of Preferred Stock, determining the number of shares of such class of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the consideration and other terms and conditions upon which such shares of such class of Preferred Stock are to be issued.

         SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has unanimously adopted resolutions designating the aforesaid class of Preferred Stock as the "9.25% Series A Cumulative Convertible Preferred Stock," setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Preferred Stock (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Article Supplementary) and authorizing the issuance of up to 800,000 shares of such class of Preferred Stock.

         THIRD: The designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of such class of Preferred Stock as designated and set by such Committee with the authority granted by the Board of Directors are as follows:


         SECTION 1. NUMBER OF SHARES AND DESIGNATION. This series of Preferred Stock shall be designated as 9.25% Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Shares"), and the number of shares of Preferred Stock which shall constitute such series shall be 800,000 shares which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.


         SECTION 2. DEFINITIONS. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "Agreement" shall have the meaning set forth in paragraph (d)(iii) of
Section 9 hereof.

         "AMEX" shall have the meaning set forth in the definition of "Market Price."

         "Articles Supplementary" shall mean these Articles Supplementary of the Corporation, dated April 2, 1999, as filed with the Department on April 2, 1999.

         "Asset Disposition" shall mean a sale, transfer or capital lease (as determined in accordance with GAAP) of all or substantially all of the assets of the Corporation or the Operating Partnership to a Person that is not an affiliate of the Corporation or the Operating Partnership.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Bylaws" shall mean the bylaws of the Corporation.

         "Capital Expenditure Allowance" means, with respect to each real property asset for any period, the greater of (a) actual Maintenance Capital Expenditures made by the Operating Partnership with respect to such real property asset during such period and (b) an amount equal to three percent (3%) of Gross Golf Revenues with respect to such real property asset during such period.

         "Capital Expenditures" means, with respect to any Person, the aggregate cost of all capital assets acquired by such Person during such period, determined in accordance with GAAP.

         "Capital Gains Amount" shall have the meaning set forth in paragraph
(f) of Section 3 hereof.

         "Capital Transaction" shall mean (i) any asset or property sale, transfer or disposition, (ii) the issuance of any preferred stock by the Corporation or any of its Consolidated Subsidiaries or (iii) the issuance of any preferred partnership units by the Operating Partnership or any of its Consolidated Subsidiaries (other than preferred partnership units issued to the Corporation or any wholly-owned subsidiary thereof).

         "Cash Flow" means, with respect to the Corporation, on a consolidated basis, the difference between (A) the sum of (i) Funds From Operations (adjusted for non-recurring items and non-cash revenue, including, without limitation, the effect of straight-lining of rents pursuant to GAAP) and (ii) Interest Expense and (B) the Capital Expenditure Allowance.

         "Change in Control" shall be deemed to have occurred if any of the following occur: (i) any merger or consolidation of the Corporation in which one or more entities acquire more than 50% of the Corporation's outstanding voting equity securities or as a result of which stockholders of the Corporation immediately before such merger or consolidation hold, immediately after such merger or consolidation, less than 50% of the surviving entity's outstanding common stock; (ii) the Corporation or a wholly-owned subsidiary of the Corporation ceases to be the sole general partner of the Operating Partnership or grants or sells to any person, or consents to any amendment to the Operating Partnership Agreement which has the effect of transferring the power to control or direct the actions of the Operating Partnership to any person as if such person (A) were a general partner of the Operating Partnership or (B) were a limited partner of the Operating Partnership with consent or approval rights materially greater than the consent or approval rights held by the limited partners of the Operating Partnership on the date hereof; or (iii) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not the surviving entity in such merger or consolidation or in which the effect is of the nature set forth in the next preceding clause (ii).

         "Charter" shall have the meaning set forth in the first recital hereof.

         "Committee" shall have the meaning set forth in the first recital hereof.

         "Common Shares" shall mean the shares of common stock, par value $0.01 per share, of the Corporation.

         "Consolidated" shall mean "consolidated" in accordance with GAAP.

         "Consolidated Subsidiary" shall mean at any date any Subsidiary of the Corporation or the Operating Partnership that is Consolidated on the financial statements of the Corporation or the Operating Partnership in accordance with GAAP.

         "Constituent Person" shall have the meaning set forth in paragraph (e) of Section 9 hereof.

         "Contingent Obligation" as to any Person means, without duplication,
(i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty with remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the state or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Corporation. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered cash or a cash equivalents to secure all or any part of such other Person's guaranteed obligations, and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of another Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such other Person that is also included as Indebtedness of the Corporation, the Operating Partnership or a Consolidated Subsidiary hereunder.

         "Conversion Price" shall mean the conversion price per Common Share for which each Series A Preferred Share is convertible, as such Conversion Price may be adjusted pursuant to Section 9 hereof. The initial conversion price shall be $26.25 (equivalent to a conversion rate of .95238 Common Shares for each Series A Preferred Share).

         "Current Market Price" shall mean, with respect to the Common Shares, on any date specified herein, the average of the Market Price during the period of the most recent twenty consecutive trading days ending on such date.

         "Debt" means, with respect to the Corporation at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than one hundred and twenty (120) days past due, (c) all obligations of any such Person as lessee under capital leases, (d) all Contingent Obligations of any such Person, (e) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person and (f) all obligations incurred by any such Person pursuant to Hedging Agreements.

         "Defaulted Preferred Stock" shall have the meaning set forth in paragraph (b) of Section 12 hereof.

         "Dividend Payment Date" shall mean, with respect to each Dividend Period, the 15th calendar day of January, April, July and October, in each year, commencing on July 15, 1999; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

         "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include June 30, 1999).

         "Equity Stock" shall have the meaning set forth in Section 12 hereof.

         "Fixed Charges" means, with respect to any fiscal period, the sum of
(a) Total Interest Expense and (b) the aggregate of all scheduled principal payments of Total Outstanding Indebtedness made or required to be made during such fiscal period by the Corporation, the Operating Partnership, the

Consolidated Subsidiaries and the Minority Holdings which are allocable to the Corporation and/or the Operating Partnership (it being agreed that in the case of Indebtedness of Minority Holdings that is fully recourse to the Corporation or the Operating Partnership, 100% of Total Interest Expense and scheduled principal payments shall be included in "Fixed Charges") (exclusive of optional prepayments and repayments of the outstanding balance of a loan at maturity other than from loan acceleration), and (c) the aggregate of all dividends or distributions payable on the Corporation's and/or any of its Consolidated Subsidiaries' preferred stock or the Operating Partnership's preferred partnership units not owned by the Corporation or any of its affiliates.

         "Funds From Operations" means, with respect to the Corporation on a consolidated basis, Net Income less, to the extent included in the determination of Net Income, (a) the income (or loss) of any Person in which the Corporation has a minority ownership interest, (b) the income (or loss) arising from the restructuring of any Debt or the disposition of any asset (other than in the ordinary course of business) plus, without duplication, real estate depreciation and amortization (but excluding therefrom any amortization of financing costs), in each case for the Corporation on a consolidated basis for the relevant period in accordance with GAAP.

         "GAAP" shall mean generally acceptable accounting practices, consistently applied.

         "Gross Golf Revenues" means, with respect to any lessee of a real property asset for any period, all revenues accrued (whether by the lessee under a participating lease or any subtenants, assignees, concessionaires or licensees of the Operating Partnership) from or by reason of the operation of the golf operations at the real property asset to which the Operating Partnership is entitled calculated in accordance with GAAP (but excluding reasonable reserves for refunds, allowances and bad debts applicable to such operations), including, without limitation, (i) revenues from membership initiation fees, to the extent provided in the applicable participating lease, (ii) periodic membership dues,
(iii) greens fees, (iv) fees to reserve a tee time, (v) guest fees, (vi) golf cart rentals, (vii) parking lot fees, (viii) locker rentals, (ix) fees for golf club storage, (x) fees for the use of swim, tennis or other facilities, (xi) charges for range balls, range fees or other fees for golf practice facilities,
(xii) fees or other charges paid for golf or tennis lessons (except where retained by or paid to a United States Tennis Association or Professional Golf Association professional in accordance with historical practice at such real property asset), (xiii) fees or other charges for fitness centers, (xiv) forfeited deposits with respect to any membership application, (xv) transfer fees imposed on any member in connection with the transfer of any membership interest, (xvi) fees or other charges paid to such lessee by sponsors of golf tournaments at such real property asset, to the extent provided in the applicable participating lease, (xvii) advertising or placement fees paid by vendors in exchange for exclusive use or name rights at such real property asset, and (xviii) fees received in connection with any golf package sponsored by any hotel group, condominium group, golf association, travel agency, tourist or travel association or similar payments; provided, however, that Gross Golf Revenues shall not include:

         (a) Any revenue received from or by reason of such real property asset relating to (i) the operation of snack bars, restaurants, bars, catering functions, and banquet operations, (ii) sale of merchandise and inventory on such real property asset, and (iii) photography services.

         (b) The amount of any city, county, state or federal sales, admissions, usage, or excise tax on the item included in Gross Golf Revenue, which is both added to or incorporated in the selling price and paid to the taxing authority by such Lessee;

         (c) Revenues or proceeds from sales or trade-ins of machinery, vehicles, trade fixtures or personal property owned by such lessee used in connection with the operation of such real property asset; and

         (d) Any other revenues or proceeds to which the Operating Partnership is not entitled.

         "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

         "Indebtedness" of any Person means, without duplication, (A) as shown on such Person's balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (C) all Contingent Obligations of such Person, and (D) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clause (A), (B) or (C) hereof. For purposes of these Articles Supplementary, Indebtedness (other than Contingent Obligations) of the Corporation or the Operating Partnership shall be deemed to include only Indebtedness of the Corporation, the Operating Partnership and the Consolidated Subsidiaries plus, without duplication, the Corporation's pro rata share (such share being based upon the Corporation's percentage ownership interest as shown on the Corporation's annual financial statements) of the indebtedness of any Person in which the Corporation, directly or indirectly, owns an interest, provided that such Indebtedness is nonrecourse, both directly and indirectly, to the Corporation, the Operating Partnership or any such Consolidated Subsidiary.

         "Interest Expense" means interest (whether accrued, paid or capitalized) actually payable by a Person on its Indebtedness for borrowed money.

         "Issue Date" shall mean the first date on which any Series A Preferred Shares are issued and sold.

         "Junior Shares" shall have the meaning set forth in paragraph (c) of
Section 11 hereof.

         "Liquidation" shall mean a liquidation, dissolution or winding up of the Corporation or the Operating Partnership, whether voluntary or involuntary.

         "Liquidation Event" shall mean (A) a Liquidation, (B) a Change of Control, or (C) an Asset Disposition.

         "Liquidation Event Notice" shall have the meaning set forth in paragraph (b) of Section 6 hereof.

         "Liquidation Preference" shall have the meaning set forth in paragraph
(a) of Section 4 hereof.

         "Maintenance Capital Expenditures" means a Capital Expenditure made by the Operating Partnership for the purpose of repairing, replacing or refurbishing a then-existing capital asset of the Operating Partnership.

         "Mandatory Redemption Notice" shall have the meaning set forth in
Section 5 hereof.

         "Management Letter" shall mean that certain letter, dated the date hereof, from the Corporation to AEW Targeted Securities Fund, L.P., regarding certain management rights of AEW Targeted Securities, L.P. in the Corporation.

         "Market Price" shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange ("AMEX") or, if the Common Shares are not listed or admitted for trading on AMEX, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASD Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use, or if the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Directors or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors determines to be the value of a Common Share.

         "Minority Holdings" means partnerships, joint ventures, limited liability companies, trusts, associations and corporations held or owned by the Operating Partnership and/or the Corporation which are not consolidated with Operating Partnership or the Corporation on their respective financial statements.

         "Net Income" means, with respect to the Corporation for any period, the consolidated net income (or loss) of the Corporation for such period determined in accordance with GAAP.

         "Non-Electing Share" shall have the meaning set forth in paragraph (e) of Section 9 hereof.

         "Notice of Election" shall have the meaning set forth in paragraph (c) of Section 6.

         "Operating Partnership" shall mean Golf Trust of America, L.P., a Delaware limited partnership.

         "Operating Partnership Agreement" shall mean the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated February 12, 1997.

         "Parity Shares" or "Parity Stock" shall have the meaning set forth in paragraph (b) of Section 11 hereof.

         "Person" shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Preferred Stock" shall meaning set forth in the recital First hereof.

         "Preferred Units" shall mean the Series A Preferred Units of limited partnership interest in the Operating Partnership in number and with rights and preferences identical to the Series A Preferred Shares.

         "Put Date" shall have the set forth in paragraph (c) of Section 6 hereof.

         "Redemption Date" shall have the meaning set forth in paragraph (a) of
Section 7 hereof.

         "Redemption Notice" shall have the meaning set forth in paragraph (a) of Section 7 hereof.

         "Redemption Premium" shall have the meaning set forth in paragraph (a) of Section 7 hereof.

         "Requesting Holder" shall have the set forth in paragraph (a) of
Section 6 hereof.

         "Rights" shall have the meaning set forth in paragraph (d)(iii) of
Section 9 hereof.

         "Securities" shall have the meaning set forth in paragraph (d)(iii) of
Section 9 hereof.

         "Senior Shares" shall have the meaning set forth in paragraph (a) of
Section 11 hereof.

         "Series A Preferred Shares" shall have the meaning set forth in Section 1 hereof.

         "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated the date hereof, by and among the Corporation, the Operating Partnership, GTA GP, Inc., GTA LP, Inc. and AEW Targeted Securities Fund, L.P.

         "Subsidiary" shall mean any corporation, limited partnership, limited liability company, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation or the Operating Partnership.

         "Total Distributions" shall have the meaning set forth in paragraph (f) of Section 3 hereof.

         "Total Interest Expense" means, for any period, the sum of (i) the Interest Expense of the Corporation, the Operating Partnership and the Consolidated Subsidiaries with respect to the Total Outstanding Indebtedness paid, accrued and/or capitalized (but exclusive of capitalized construction loan interest funded from an established interest reserve) for such period, and (ii) the pro rata share of Interest Expense of the Minority Holdings allocable to the Corporation or the Operating Partnership during such period and paid, accrued and/or capitalized during such period as set forth above.

         "Total Outstanding Indebtedness" means, for any period, the sum of (i) the amount of Indebtedness of the Corporation, the Operating Partnership and the Consolidated Subsidiaries set forth on their then most recent quarterly financial statements, plus any additional Indebtedness incurred by the Corporation, the Operating Partnership and the Consolidated Subsidiaries since the time of such financial statements, including without limitation reimbursement obligations for letters of credit, and interest rate and currency hedges, and (ii) the pro rata share of the outstanding amount of Indebtedness of Minority

Holdings properly allocable to the Corporation, the Operating Partnership or the Consolidated Subsidiaries as of the date of determination, and (iii) Contingent Obligations of the Corporation, the Operating Partnership and the Consolidated Subsidiaries and the Corporation's, the Operating Partnership's or such Consolidated Subsidiaries' pro rata share of the Contingent Obligations of any Minority Holdings.

         "Trading Day" shall mean any day on which the securities in question are traded on the AMEX, or if such securities are not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

         "Transaction" shall have the meaning set forth in paragraph (e) of
Section 9 hereof.


         SECTION 3. DIVIDENDS.

         (a) The holders of the Series A Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of funds legally available for that purpose, dividends payable in cash at the rate per annum equal to the greater of (i) $2.3125 per Series A Preferred Share or (ii) an amount per Series A Preferred Share equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of Common Shares, or portion thereof, into which each Series A Preferred Share is then convertible, in accordance with the terms of these Articles Supplementary (such greater amount, the "Annual Dividend Rate"). The amount referred in clause
(ii) of this subparagraph (a) with respect to each Dividend Period shall be determined as of the applicable Dividend Payment Date by multiplying the number of Common Shares, or portion thereof calculated to the fourth decimal point, into which a Series A Preferred Share would be convertible at the opening of business on such Dividend Payment Date (based on the Conversion Price then in effect) by the quarterly cash dividend payable or paid for such Dividend Period in respect of a Common Share outstanding as of the record date for the payment of dividends on the Common Shares with respect to such Dividend Period and multiplying such product by four. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends and shall be payable quarterly, when, as and if authorized and declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Series A Preferred Shares, as they appear on the stock records of the Corporation at the close of business on each record date which shall not be more than 30 days preceding the applicable Dividend Payment Date (the "Dividend Payment Record Date"), as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which shall not be more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. The amount of accrued and unpaid dividends on any Series A Preferred Share at any date shall be the amount of any dividends accumulated to and including such date, whether or not earned or declared, which have not been paid in cash or set aside for payment. Accumulated and unpaid dividends will not bear interest.

         (b) The amount of dividends payable for each full Dividend Period for the Series A Preferred Shares shall be computed by dividing the Annual Dividend Rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Shares, plus any other amounts provided in these Articles Supplementary.

         (c) So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date for such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Series A Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and such Parity Shares.

         (d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares of the Corporation shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and any Parity Shares.

         (e) Any distribution payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

         (f) If, for any taxable year, the Corporation elects to designate as "capital gain distributions" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to the holders of all classes of shares (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of Series A Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total distributions (within the meaning of the Code) paid or made available to the holders of the Series A Preferred Stock for the year and the denominator of which shall be the Total Distributions.


         SECTION 4. LIQUIDATION PREFERENCE.

         (a) In the event of any Liquidation Event, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series A Preferred Shares shall be entitled to receive a liquidation preference which is an amount equal to the greater of (i) Twenty-Five Dollars ($25.00) per Series A Preferred Share plus dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holder (the "Liquidation Preference") or (ii) an amount per Series A Preferred Share equal to the amount which would have been payable on the Common Shares, or portion thereof, into which one Series A Preferred Share is then convertible had each Series A Preferred Share been converted into Common Shares immediately prior to such Liquidation Event. The foregoing amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Shares. Until the holders of the Series A Preferred Shares have been paid in full the amounts owed pursuant to this Section 4(a), no payment will be made to any holder of Junior Shares upon a Liquidation Event. If, upon any such Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Shares and such other Parity Stock ratably in accordance with the amounts that would be payable on such Series A Preferred Shares and such other Parity Stock if all amounts payable thereon were paid in full.

         (b) Subject to the rights of the holders of any Parity Shares, upon any Liquidation Event of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Shares and any Parity Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares and any Parity Shares shall not be entitled to share therein.


         SECTION 5. MANDATORY REDEMPTION. Upon the occurrence of a Liquidation, the Corporation will automatically redeem for cash all, and not less than all, of the outstanding shares of Series A Preferred Shares at a price per Series A Preferred Share equal to the Liquidation Preference. In order to effect the mandatory redemption, the Corporation will deliver written notice to all holders of Series A Preferred Shares (the "Mandatory Redemption Notice"), such notice not be delivered later than 60 days prior to the Liquidation, setting forth the date of the intended redemption and the Liquidation Preference amount.


         SECTION 6. REDEMPTION AT THE OPTION OF HOLDERS OF SERIES A PREFERRED SHARES

                  (a) Upon a Change of Control or an Asset Disposition, each record holder of shares of Series A Preferred Shares will have the right, but not the obligation, at such holder's option, to elect to cause the Corporation to redeem for cash, all, but not less than all, of the outstanding shares of Series A Preferred Shares owned by such holder (a "Requesting Holder") at a price per Series A Preferred Share equal to the Liquidation Preference.

                  (b) The Corporation shall give the holders of shares of Series A Preferred Shares written notice (the "Liquidation Event Notice") of the occurrence of any of the events described in Section 6(a) no later than 60 days after such occurrence containing a detailed description of the event or events which occurred and the rights of the holders in respect thereof.

                  (c) The Requesting Holders shall give written notice of their election (the "Notice of Election") pursuant to this Section 6 by first-class, certified mail, return receipt requested, postage prepaid, to the Corporation no later than 30 days after the date of the Liquidation Event Notice at its principal place of business or to any transfer agent of the Corporation. Upon receipt of a Notice of Election, the Corporation shall fix a date for redemption which shall not be more than sixty (60) days after receipt of Notice of Election from the Requesting Holders (the date fixed for any such redemption, the "Put Date"). Notice will be mailed by the Corporation, first class, certified mail, return receipt requested, postage prepaid, not less than thirty (30) days prior to the redemption date, addressed to each Requesting Holder at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series A Preferred Shares. Each such notice shall state, as appropriate: (i) the Put Date; (ii) the Liquidation Preference amount; (iii) the number of shares of Series A Preferred Shares to be redeemed (which number shall equal all of the then outstanding shares of Series A Preferred Shares held of record by such Requesting Holder); and (iv) the place or places at which certificates for such shares are to be surrendered for cash.

                  (d) From and after the Put Date, (i) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Shares of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $500,000,000, any cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holder of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation.


         SECTION 7.        REDEMPTION AT THE OPTION OF THE CORPORATION.

                  (a) Except as provided in Article V of the Charter, the Series A Preferred Shares shall not be redeemable at the option of Corporation prior to April 2, 2004. On and after April 2, 2004, the Corporation, at its option, may redeem the Series A Preferred Shares, in whole but not in part, as set forth herein, subject to the provisions described below. Except as set forth in Section 5 hereto, the Series A Preferred Shares have no mandatory redemption date.

                  At any time on or after April 2, 2004, upon the written election of the Corporation given to each record holder of Series A Preferred Shares (the "Redemption Notice"), the Corporation may redeem for cash on the date specified in the Redemption Notice (which date shall not be less than 20 days nor more than 45 days after the date of the Redemption Notice) (the "Redemption Date"), all, but not less than all, of the outstanding Series A Preferred Shares at a price per Series A Preferred Share equal to the Liquidation Preference plus a premium (the "Redemption Premium") which shall equal the following percentages of the Liquidation Preference during the following periods:

From April 2, 2004 through and
including April 1, 2005    .............................................4%

From April 2, 2005 through and
including April 1, 2006    .............................................3%

From April 2, 2006 through and
including April 1, 2007    .............................................2%



From April 2, 2007 through and
including April 1, 2008    .............................................1%

April 2, 2008 and thereafter............................................0%



                  During the period beginning on the date of the Redemption Notice and ending at the close of business on the Redemption Date, the holders of the Series A Preferred Shares shall retain all conversion rights pursuant to
Section 9 hereof.

                           (b) From and after the Redemption Date, (i) except as
otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Shares of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $500,000,000, any cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holder of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation.

                           (c) The Notice of Redemption shall be provided (i) by
first class mail, postage prepaid, to such holder's address as the same appears on the stock records of the Corporation, or (ii) by publication in The Wall Street Journal or The New York Times, or if neither such newspaper is then being published, any other daily newspaper of national circulation, in either case not less than 20 nor more than 45 days prior to the Redemption Date. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the Series A Preferred Shares to be redeemed. Neither the failure to mail any notice required by this paragraph, nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice.

                  (d) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock (pursuant to Section 6,
Section 7, or otherwise) shall be irrevocable except that:

                  (i) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                  (ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

         SECTION 8. REACQUIRED SHARES TO BE RETIRED. All Series A Preferred Shares which shall have been issued and reacquired in any manner by the Corporation (including any shares surrendered upon conversion as described in Section 9) shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series. The Board of Directors may also retire any unissued Series A Preferred Shares, and at such time such shares shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series.


         SECTION 9. CONVERSION. Holders of Series A Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

         (a) Subject to and upon compliance with the provisions of this Section 9, a holder of Series A Preferred Shares shall have the right, at such holder's option, at any time and from time to time, to convert such shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference (excluding, for this purpose only, any dividends accrued in respect of the then-current Dividend Period) of such Series A Preferred Shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 9) by surrendering such Series A Preferred Shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 9; provided, however, that the right to convert Series A Preferred Shares called for redemption pursuant to Section 7 hereof or put for redemption pursuant to
Section 6 hereof shall terminate at the close of business on the Redemption Date or the Put Date, as applicable, fixed for such redemption, unless the Corporation shall default in making payment of any cash payable upon such redemption under Section 6 or 7 hereof, as applicable.

         (b) In order to exercise the conversion right, the holder of each Series A Preferred Share to be converted shall surrender the certificate representing such Series A Preferred Share, duly endorsed or assigned to the Corporation or in blank, to the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series A Preferred Shares. Unless the Common Shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

         Holders of Series A Preferred Shares at the close of business on any Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. A holder of Series A Preferred Shares on a Dividend Payment Record Date who (or whose transferee) tenders any such shares for conversion into Common Shares on such Dividend Payment Date will receive the dividend payable by the Corporation on such Series A Preferred Shares on such date.

         As promptly as practicable after the surrender of certificates for Series A Preferred Shares as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such Series A Preferred Shares in accordance with the provisions of this Section 9, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 9.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and such notice received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series A Preferred Shares shall have been surrendered and such notice received by the Corporation. If the dividend payment record date for the Series A Preferred Stock and Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of Series A Preferred Shares whose shares are converted into Common Stock does not receive dividends on both the Series A Preferred Shares and the Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent of these Articles Supplementary that, and the transfer agent is authorized to ensure that, no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

         (c) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series A Preferred Share, the Corporation shall pay to the holder of such Series A Preferred Share an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series A Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

         (d) The Conversion Price shall be adjusted from time to time as follows:

                           (i) If the Corporation shall after the Issue Date (A)
pay a dividend or make a distribution on its shares of capital stock in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Series A Preferred Share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                           (ii) Notwithstanding anything else contained herein,
if the Corporation shall issue, after the Issue Date, rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below in this subparagraph (ii)) to subscribe for or purchase Common Shares at a price per share less than the Market Price per Common Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying
(A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of Common Shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Shares would purchase at such Market Price, and the denominator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date (subject to paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than such Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive.

                           (iii) If the Corporation shall distribute to all
holders of its Common Shares any shares of capital stock of the Corporation (other than Common Shares) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid out of assets based upon a fair valuation of the assets, in excess of the sum of the liabilities of the Corporation and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Market Price per Common Share on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following (subject to paragraph (h) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is required to be distributed with each Common Share delivered to a Person converting a Series A Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a person converting a Series A Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

         The occurrence of a distribution or the occurrence of any other event as a result of which holders of Series A Preferred Shares shall not be entitled to receive rights, including exchange rights (the "Rights"), pursuant to any shareholders protective rights agreement (the "Agreement") that may be adopted by the Corporation as if such holders had converted such shares into Common Shares immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Securities for the purposes of any Conversion Price adjustment pursuant to this subparagraph (iii) or otherwise give rise to any Conversion Price adjustment pursuant to this Section 9; provided, however, that in lieu of any adjustment to the Conversion Price as a result of any such a distribution or occurrence, the Corporation shall make provision so that Rights, to the extent issuable at the time of conversion of any Series A Preferred Shares into Common Shares, shall issue and attach to such Common Shares then issued upon conversion in the amount and manner and to the extent and as provided in the Agreement in respect of issuances at the time of Common Shares other than upon conversion.

                           (iv) No adjustment in the Conversion Price shall be
required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 9 (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 9, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan. All calculations under this
Section 9 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable.

         (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares outstanding, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Shares but excluding any transaction as to which subparagraph (d)(i) of this Section 9 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Share"), then for the purpose of this paragraph (e) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares that will contain provisions enabling the holders of the Series A Preferred Shares that remain outstanding after such Transaction to convert their Series A Preferred Shares into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

         (f) If:

                            (i) the Corporation shall declare a dividend (or any
other distribution) on the Common Shares (other than in cash out of assets, based on a fair valuation of assets, in excess of the sum of the liabilities of the Corporation and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution); or

                            (ii) the Corporation shall authorize the granting to
the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants (other than Rights to which the second paragraph of subparagraph (d)(iii) of this Section 9 applies); or

                            (iii) there shall be any reclassification of the
Common Shares (other than an event to which subparagraph (d) (i) of this Section 9 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety and for which approval of any shareholders of the Corporation is required; or

                            (iv) there shall occur the voluntary or involuntary
liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be prepared and delivered to the holders of the Series A Preferred Shares at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 9.

         (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly prepare and deliver to the holders of the Series A Preferred Shares a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent bad faith or manifest error. The Corporation shall mail such notice and such certificate to the holders of each Series A Preferred Share at such holder's last address as shown on the stock records of the Corporation.

         (h) In any case in which paragraph (d) of this Section 9 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series A Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 9.

         (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 9. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 9, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

         (j) If the Corporation shall take any action affecting the Common Shares, other than action described in this Section 9, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

         (k) The Corporation will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted. For purposes of this paragraph (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder and without regard to the ownership restrictions referred to in Section 14.

         The Corporation covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series A Preferred Shares, the Corporation shall take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price.

         The Corporation shall list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

         Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Shares, the Corporation shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval or consent to the delivery thereof, by any governmental authority.

         (l) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.


                  SECTION 10. PERMISSIBLE DISTRIBUTIONS. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of capital stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Corporation's total liabilities.


                  SECTION 11. RANKING. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:

                  (a) prior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares ("Senior Shares");

                  (b) on a parity with the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class of stock or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"); and

                  (c) junior to the Series A Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Shares or if the holders of Series A Preferred Shares shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock or series, and such stock or series shall not in either case rank prior to the Series A Preferred Shares ("Junior Shares").

                  SECTION 12.       VOTING.

                  (a) Other than as required by law or paragraph (b), (f) and
(g) of this Section 12, the Series A Preferred Shares shall not have any voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

                  (b) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the holders of all shares of Series A Preferred Shares and any shares of Parity Shares upon which like voting rights have been conferred and are exercisable (the Series A Preferred Stock and any such Parity Shares, collectively for purposes of this
Section 12, the "Defaulted Preferred Stock") shall be entitled to elect two directors of the Corporation at the Corporation's next annual meeting of stockholders, and at each subsequent annual meeting of stockholders; provided, however, the holders of shares of Defaulted Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Defaulted Preferred Stock as set forth in paragraphs (c) and (d) of this Section
12. At election for such directors, each holder of Series A Preferred Shares shall be entitled to one vote for each share held (the holders of shares of any other series of Defaulted Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right in the holders of Defaulted Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two, and the vacancies so created shall be filled by vote of the holders of outstanding Defaulted Preferred Stock as hereinafter set forth. The right of holders of Defaulted Preferred Stock, voting separately as a class without regard to series, to elect members of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated and unpaid on the Series A Preferred Shares shall have been paid or declared and funds set apart for payment in full, at which time such right shall terminate, except as herein expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

                  (c) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Defaulted Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such meeting or by the written consent of such holders pursuant to
Section 2-505 of the MGCL.

                  (d) At any time when such voting right shall have vested in the holders of shares of Defaulted Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of the holders of record of 10% or more of shares of such Defaulted Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Defaulted Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the principal executive office of the Corporation or at such other place as may be designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then holders of record of 10% or more of the shares of Defaulted Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for special meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Defaulted Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation's transfer agent for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.

                  (e) Subject to the provisions hereof, the directors elected pursuant to this section shall serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified. Subject to applicable law, any director elected by the holders of Defaulted Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the outstanding shares of the Defaulted Preferred Stock entitled to vote in such election of directors, voting as a separate class, without regard to series, at a meeting called for such purpose or by written consent pursuant to Section 2-505 of the MGCL and the Charter and Bylaws of the Corporation. If the position of any director elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, becomes vacant by reason of death, resignation, retirement, disqualification or removal or otherwise, the remaining director elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, may choose a successor who shall serve for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Defaulted Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, shall terminate immediately. Whenever the terms of the directors elected by the holders of Defaulted Preferred Stock, voting as a class, without respect to series, shall so terminate and the special voting powers vested in the holders of Defaulted Preferred Stock shall have expired, the number of directors shall be such number as provided for in the Corporation's Bylaws irrespective of any increase made pursuant to the provisions of this Section 12.

                  (f) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by the Charter, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of Series A Preferred Shares, at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating: (i) any amendment, alteration of or repeal of the Operating Partnership Agreement materially adversely affecting, directly or indirectly, the terms and conditions of, or the rights or preferences of the Preferred Units; or (ii) any amendment, alteration of or repeal of any of the provisions of the Charter (including, the terms of the Series A Preferred Shares), in such a manner as would affect adversely the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Shares (including, without limitation, taking any such action the result of which could be to alter the manner or rate of exchange of Preferred Units for securities of the Corporation as in effect on the date hereof); provided, however, that (A) the amendment or supplement of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, any Junior Shares or any Parity Shares shall not be deemed to adversely affect Series A Preferred Shares, and (B) any filing with the Department in connection with a merger or consolidation of the Corporation or the sale of all or substantially all of the assets of the Corporation shall not be deemed to adversely affect the Series A Preferred Shares so long as (1) the Corporation is the surviving entity and the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or (2) the Series A Preferred Stock is exchanged for a security of the resulting, surviving or transferee entity having substantially the same terms and rights as the Series A Preferred Stock, including with respect to dividends, voting rights and rights upon liquidation, dissolution or winding-up, provided , further, that the provisions of this subsection (B) shall not impact any rights of the holders of Series A Preferred Shares under Section 6 of these Articles Supplementary, or
(iii) any Capital Transaction or the incurrence of any Indebtedness if, after making pro forma adjustments in accordance with GAAP for such Capital

Transaction or Indebtedness, the ratio of (A) Cash Flow to (B) Fixed Charges, for the immediately preceding four most recent fiscal quarters, is less than
1.75 to 1.

                  (g) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by the Charter, the affirmative vote of 100% of the votes entitled to be cast by the holders of Series A Preferred Shares, at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating the authorization or creation of, or the issuance of, any Senior Shares.

                  (h) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption in accordance with Section 6 or Section 7, as applicable, hereof.

                  (i) Except as otherwise required by law or provided in the Charter, the holders of Common Stock shall not be entitled to vote on any matter submitted to a vote of the holders of Series A Preferred Stock pursuant to this
Section 12.

                  (j) Except as otherwise required by law or provided herein or elsewhere in the Charter, the Stock Purchase Agreement and the management Letter, the holders of Series A Preferred Stock shall not be entitled to receive any notice of any proceedings of the Corporation.

         For purposes of the foregoing provisions of this Section 12, each Series A Preferred Share shall have one (1) vote per share.


         SECTION 13. RECORD HOLDERS. The Corporation may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.


         SECTION 14. RESTRICTIONS ON OWNERSHIP AND TRANSFER. The Series A Preferred Shares constitute Preferred Shares, and Preferred Shares constitutes Equity Shares of the Corporation. Therefore, the Series A Preferred Shares, being Equity Shares, as well as Common Shares issuable upon conversion of Series A Preferred Shares pursuant to Section 9 of these Articles Supplementary, are governed by and issued subject to all the limitations, terms and conditions of the Articles applicable to Equity Shares generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article V of the Charter. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Shares of any other term or provision of the Charter.

         SECTION 15. CERTIFICATE LEGENDS. The Board of Directors may authorize the issue of some or all of the Series A Preferred Shares without certificates. If issued in certificated form, each Series A Preferred Share shall bear substantially the following legends in addition to any legends required to comply with federal and state securities laws:

                                CLASSES OF STOCK

         THE CORPORATION IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFORE, A COPY OF THE CORPORATION S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO THE DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS THE AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE, AMONG OTHERS, OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE CODE). EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF
         THE CORPORATION, NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN
         (1) COMMON SHARES OF THE CORPORATION IN EXCESS OF 9.8% OF THE LESSER OF THE TOTAL NUMBER OR VALUE OF THE OUTSTANDING COMMON SHARES OF THE CORPORATION, (2) PREFERRED SHARES OF THE CORPORATION IN EXCESS OF 9.8% OF THE LESSER OF THE TOTAL NUMBER OF VALUE OF THE OUTSTANDING PREFERRED SHARES OF THE CORPORATION, (3) EQUITY SHARES THAT WOULD RESULT IN THE TRUST BEING CLOSELY HELD UNDER SECTION 856(h) OF THE CODE, (4) EQUITY SHARES THAT WOULD RESULT IN THE EQUITY SHARES BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION) OR (5) EQUITY SHARES THAT WOULD CAUSE THE CORPORATION OR GOLF TRUST OF AMERICA, L.P., A DELAWARE LIMITED PARTNERSHIP, TO CONSTRUCTIVELY OWN 10% OR MORE OF THE OWNERSHIP INTERESTS IN A TENANT OF THE REAL PROPERTY OF THE CORPORATION OR GOLF TRUST OF AMERICA, L.P., WITHIN THE MEANING OF SECTION 856(d)(2)(B) OF THE CODE, WITH FURTHER RESTRICTIONS AND EXCEPTIONS SET FORTH IN THE CORPORATION S CHARTER. ANY PERSON WHO ATTEMPTS OR PROPOSES TO

         BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF EQUITY SHARES IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING. IF AN ATTEMPT IS MADE TO VIOLATE OR THERE IS A VIOLATION OF THESE RESTRICTIONS (i) ANY PURPORTED TRANSFER WILL BE VOID AB INITIO AND WILL NOT BE RECOGNIZED BY THE CORPORATION, (ii) THE EQUITY SHARES IN VIOLATION OF THESE RESTRICTIONS, WHETHER AS A RESULT OF A TRANSFER OR NON-TRANSFER EVENT, WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A SHARE TRUST AND SHALL BE DESIGNATED SHARES-IN-TRUST. ALL TERMS USED IN THIS LEGEND AND DEFINED IN THE CORPORATION S CHARTER HAVE THE MEANINGS DEFINED IN THE CORPORATION'S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.


         SECTION 16. EFFECTIVE DATE. These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

         FOURTH: The Series A Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

         FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         SIXTH: Each of the undersigned officers of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, each of the undersigned officers acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


         IN WITNESS WHEREOF, Golf Trust of America, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary of this 2nd day of April, 1999.

                              GOLF TRUST OF AMERICA, INC.


                              By:
                                 ---------------------------------
                                 Name:    W. Bradley Blair, II
                                 Title:   Chief Executive Officer and President
Attest:


-------------------------------
Name:    David D. Joseph
Title:   Secretary

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.


                                TABLE OF CONTENTS


                              PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary  ......................   S-3
Additional Risk Factors  ............................   S-9
Note Regarding Forward-Looking Statements............  S-11
The Company  ........................................  S-12
Business Strategies and Objectives  .................  S-14
Recent Developments  ................................  S-17
Use of Proceeds  ....................................  S-19
Capitalization  .....................................  S-20
The Golf Courses  ...................................  S-21
Description of the Series A Preferred Stock  ........  S-22
Certain Federal Income Tax Considerations............  S-23
ERISA Considerations.................................  S-24
Supplemental Plan of Distribution  ..................  S-27
Supplemental Legal Matters  .........................  S-27
Appendix A:  Form of Articles Supplementary..........   A-1


                                   PROSPECTUS

Available Information................................     i
Incorporation of Certain Information by Reference....     i
The Company..........................................     1
Risk Factors.........................................     2
Use of Proceeds......................................    15
Selling Shareholders.................................    15
Federal Income Tax Considerations....................    16
Plan of Distribution.................................    31
Description of Capital Stock.........................    33
Description of Debt Securities.......................    42
Description of Warrants..............................    58
Experts..............................................    59
Legal Matters........................................    59











                                 800,000 SHARES


                                     [logo]


                            9.25% SERIES A CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK






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                              PROSPECTUS SUPPLEMENT
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                          BANCBOSTON ROBERTSON STEPHENS
                                 PLACEMENT AGENT





                                  APRIL 2, 1999